Exhibit 99.2

AGREEMENT AND PLAN OF MERGER

by and between

ACCELLENT INC.

and

ACCELLENT ACQUISITION CORP.

dated as of October 7, 2005

i

LIST OF SCHEDULES

Schedule 1.1(a)	Class AB Warrant Agreements
Schedule 1.1(b)	Class A-8 Warrant Agreements
Schedule 1.1(c)	Transaction Expenses
Schedule 4.3(a)	Capital Stock
Schedule 4.3(b)	Indebtedness
Schedule 4.4	Subsidiaries
Schedule 4.6(a)	Owned Real Property
Schedule 4.6(b)	Leased Real Property
Schedule 4.7	Title to Assets
Schedule 4.8	Financial Statements
Schedule 4.9	Liabilities
Schedule 4.10	Absence of Certain Changes
Schedule 4.11	Legal Proceedings
Schedule 4.12	Compliance with Law
Schedule 4.13(a)	Company Contracts
Schedule 4.14	Tax Returns; Taxes
Schedule 4.15(a)	Company Benefit Plans
Schedule 4.15(b)	Benefits on Termination of Employment
Schedule 4.15(c)	Effect of Merger on Benefits
Schedule 4.16	Labor Relations
Schedule 4.17	Insurance Policies
Schedule 4.19(a)	Environmental, Health and Safety Matters
Schedule 4.19(c)	Environmental Fines and Penalties
Schedule 4.20	Intellectual Property
Schedule 4.21(a)	FDA Matters
Schedule 4.21(c)	FDA Enforcement Actions
Schedule 4.22	Transactions with Affiliates
Schedule 4.23	Brokers, Finders and Investment Bankers
Schedule 5.4(a)(i)	Debt Financing Commitment
Schedule 5.4(a)(ii)	Equity Financing Commitment
Schedule 5.5	Legal Proceedings
Schedule 6.1	Conduct of Business by Company
Schedule 6.14	Affiliate Agreements

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 7, 2005, is made and entered into by and between ACCELLENT ACQUISITION CORP., a Delaware corporation (the “Purchaser”), and ACCELLENT INC., a Maryland corporation (the “Company”).  The Purchaser and the Company are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Parties propose that a to-be-formed Maryland corporation that will be a wholly owned subsidiary (“Merger Sub”) of the Purchaser will merge with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein and in accordance with the provisions of the Maryland General Corporation Law (the “MGCL”) so that the Company will continue as the surviving corporation of the Merger and will become a wholly owned subsidiary of the Purchaser;

WHEREAS, the respective Boards of Directors of the Purchaser and the Company have approved the Merger and the transactions contemplated hereby, on substantially the terms and subject to the conditions set forth in this Agreement, and resolved that such Merger and transactions are advisable and in their respective stockholders’ best interests;

WHEREAS, the Board of Directors of the Company has resolved to recommend to its stockholders approval and adoption of the Merger and the transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company has directed that the Merger and the transactions contemplated hereby, on the terms and subject to the conditions set forth in this Agreement, be submitted for consideration at a special meeting of the Company’s stockholders;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Purchaser to enter into this Agreement, Purchaser and certain Equity Holders (as hereinafter defined) are entering into a voting agreement (the “Voting Agreement”), pursuant to which, among other things, such Equity Holders have agreed to vote all of their shares of Common Stock (as hereinafter defined) and Preferred Stock (as hereinafter defined) in favor of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Purchaser has received the Financing Commitments (as hereinafter defined) and provided copies of the Financing Commitments to the Company; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

CONSTRUCTION; DEFINITIONS

Section 1.1                                      Definitions.  The following terms, as used herein, have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Aggregate Class AB Warrant Exercise Price” means the aggregate exercise price which would be payable by all Class AB Warrant Holders if all Class AB Warrants which are otherwise outstanding and exercisable for Class AB Convertible Preferred Stock immediately prior to the Effective Time were exercised in full immediately prior to the Effective Time.

“Aggregate Class A-8 Warrant Exercise Price” means the aggregate exercise price, if any, which would be payable by all Class A-8 Warrant Holders if all Class A-8 Warrants which are otherwise outstanding and exercisable for Class A-8 5% Convertible Preferred Stock immediately prior to the Effective Time were exercised in full immediately prior to the Effective Time.

“Aggregate Common Stock Option Exercise Price” means the aggregate exercise price which would be payable by all Common Stock Option Holders if all Common Stock Options which are otherwise outstanding immediately prior to the Effective Time were exercised in full immediately prior to the Effective Time, whether or not vested.

“Articles of Incorporation” means the Company’s Third Articles of Amendment and Restatement, as amended.

“Associate” of any specified Person means any other entity of which such Person is an officer, partner or beneficial owner of 10% or more of any class of equity securities.

“Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2005.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the city of New York, New York.

“Bylaws” means the Company’s Amended and Restated Bylaws.

“CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., and the rules and regulations promulgated thereunder.

“Class AA Convertible Preferred Stock” means the Company’s Class AA Convertible Preferred Stock, $0.01 par value.

“Class AB Convertible Preferred Stock” means the Company’s Class AB Convertible Preferred Stock, $0.01 par value.

“Class AB Warrant” means a warrant to purchase Class AB Convertible Preferred Stock.

“Class AB Warrant Agreement” means the warrant agreements by and between the Company and the Persons listed on Schedule 1.1(a).

“Class AB Warrant Holder” means a holder of a Class AB Warrant outstanding immediately prior to the Effective Time.

“Class A-1 5% Convertible Preferred Stock” means the Company’s Class A-1 5% Convertible Preferred Stock, $0.01 par value.

“Class A-2 5% Convertible Preferred Stock” means the Company’s Class A-2 5% Convertible Preferred Stock, $0.01 par value.

“Class A-3 5% Convertible Preferred Stock” means the Company’s Class A-3 5% Convertible Preferred Stock, $0.01 par value.

“Class A-4 5% Convertible Preferred Stock” means the Company’s Class A-4 5% Convertible Preferred Stock, $0.01 par value.

“Class A-5 5% Convertible Preferred Stock” means the Company’s Class A-5 5% Convertible Preferred Stock, $0.01 par value.

“Class A-6 5% Convertible Preferred Stock” means the Company’s Class A-6 5% Convertible Preferred Stock, $0.01 par value.

“Class A-7 5% Convertible Preferred Stock” means the Company’s Class A-7 5% Convertible Preferred Stock, $0.01 par value.

“Class A-8 5% Convertible Preferred Stock” means the Company’s Class A-8 5% Convertible Preferred Stock, $0.01 par value.

 “Class A-8 Warrant” means a warrant to purchase Class A-8 5% Convertible Preferred Stock.

“Class A-8 Warrant Agreement” means the warrant agreements by and between the Company and the Persons listed on Schedule 1.1(b).

“Class A-8 Warrant Dividend Amount” means, as of immediately prior to the Effective Time, the aggregate amount of dividends that would have accrued since June 30, 2004 on the Class A-8 5% Convertible Preferred Stock issuable pursuant to the Class A-8 Warrants had the Class A-8 Warrants been exercised on June 30, 2004.

“Class A-8 Warrant Holder” means a holder of a Class A-8 Warrant outstanding immediately prior to the Effective Time.

“Class A-9 5% Convertible Preferred Stock” means the Company’s Class A-9 5% Convertible Preferred Stock, $0.01 par value.

“Closing” means the consummation of the transactions contemplated by Article II of this Agreement, as set forth in Section 8.1 of this Agreement.

“Closing Cash” means the estimated cash of the Company as of 11:59 p.m. Eastern Time on the Closing Date less (i) the estimated aggregate amount of checks or drafts of the Company or any of its Subsidiaries outstanding as of 11:59 p.m. Eastern Time on the Closing Date (other than payments of the amounts specified in Section 3.3 or 3.6 of this Agreement) plus (ii) checks expected to be received by the Company as of 11:59 p.m. Eastern Time on the Closing Date but not yet posted and (iii) exclusive of any cash delivered by the Purchaser pursuant to Section 3.3 or Section 3.6 of this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Indebtedness” means all Indebtedness (other than (i) capital lease obligations and (ii) Indebtedness up to $1,000,000 in the aggregate of the type specified in clauses (ii) and (iv) in the definition of Indebtedness, without duplication) of the Company and any of its Subsidiaries, as of the Closing Date, (other than intercompany Indebtedness) including any interest accrued thereon and excluding any prepayment or similar penalties and expenses which would be payable if such Indebtedness were paid in full as of the Closing Date (including any contractual payment premium, defeasance costs, consent solicitation payment, tender premium or prepayment or similar penalty payable in connection with the Debt Offer for the 10% Senior Subordinated Notes).  Closing Date Indebtedness shall not include any liabilities related to Company Letters of Credit and Surety Bonds which have not been drawn down upon as of the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the Company’s Common Stock, $0.01 par value, including shares of Restricted Stock.

“Common Stock Option” means an option to purchase Common Stock issued pursuant to the Stock Option Plan.

“Common Stock Option Holder” means a holder of a Common Stock Option outstanding immediately prior to the Effective Time.

“Common Stockholder” means a holder of Common Stock, including Restricted Stock, outstanding immediately prior to the Effective Time.

“Company Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Company in connection with the transactions contemplated hereby.

“Company Benefit Plan” means each Employee Benefit Plan under which (i) the Company or any of its Subsidiaries has any liabilities directly or indirectly or (ii) any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries.

“Company Intellectual Property” means any Intellectual Property that is owned, used or held for use by or licensed to the Company or any of its Subsidiaries, including the Company Software.

“Company Licensed Software” means all Software (other than Company Proprietary Software) used by or licensed to the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that is materially adverse to the business, properties, assets, liabilities, financial condition, or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute a Company Material Adverse Effect:  (i) a downturn in general economic, business, regulatory or political conditions or other changes therein, (ii) effects or changes that are generally applicable to the industries and markets in which the Company and its Subsidiaries operate, (iii) changes in the United States or world financial markets, (iv) changes in applicable Law or in GAAP, (v) any ratings decline or price decline in Accellent Corp.’s publicly traded debt, (vi) effects arising from war or terrorism or (vii) effects directly or primarily arising out of the execution or delivery of this Agreement, the transactions contemplated hereby or the public announcement thereof, unless, in the case of the foregoing clauses (i), (ii), (iii) and (vi) such change, event, effect or occurrence has had a materially disproportionate effect on the Company and its Subsidiaries taken as a whole as compared to other Persons in the industry in which the Company and its Subsidiaries operate.

“Company Proprietary Software” means all Software owned by the Company or any of its Subsidiaries.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by or filed in the name of the Company or any of its Subsidiaries.

“Company Software” means the Company Licensed Software and the Company Proprietary Software.

“Company Stock” means Common Stock, Class A-1 5% Convertible Preferred Stock, Class A-2 5% Convertible Preferred Stock, Class A-3 5% Convertible Preferred Stock, Class A-4 5% Convertible Preferred Stock, Class A-5 5% Convertible Preferred Stock, Class A-6 5% Convertible Preferred Stock, Class A-7 5% Convertible Preferred Stock, Class A-8 5% Convertible Preferred Stock, Class A-9 5% Convertible Preferred Stock, Class AA Convertible Preferred Stock and Class AB Convertible Preferred Stock.

“Confidential Information” means any data or information of the Company or any of its Subsidiaries (including trade secrets) that is valuable to the operation of the Company’s or any of its Subsidiaries’ business and not generally known to the public or competitors.

“Contract” means any written contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, permit, franchise, license, binding commitment or other arrangement.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“DLJ” means DLJ Merchant Banking III, Inc. and its Affiliates, as applicable.

“DLJ Management Agreement” means the letter agreement, dated June 30, 2004, as amended June 9, 2005, between the Company and DLJ.

“Employee Benefit Plan” means (a) any plan, fund, program, policy, agreement, arrangement or scheme, including each plan, fund, program, policy, agreement, arrangement or scheme maintained or required to be maintained under the Laws of a jurisdiction outside the United States of America pursuant to which a Person provides compensation or benefits (other than base salary or base hourly wages) for services rendered to such Person by employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees or the dependents of any of them (whether written or oral), (b) any plan, program or policy described in Section 3(3) of ERISA (as determined without regard to whether such plan, program, or policy is subject to ERISA, and including all Employment Agreements and all stock option, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise))) with respect to which such Person has any liabilities, direct or indirect, and (c) any agreements or other arrangements which provide benefits upon a termination of employment with such Person or upon a change in control of such Person.

“Employment Agreement” means any employment contract, consulting agreement, termination or severance agreement, change of control agreement, non-compete agreement or any other agreement respecting the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship in respect of any current or former officer, employee, consultant or independent contractor.

“Environmental Laws” means all Laws relating to protection of human health and the environment (including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air), pollution control and harmful or hazardous materials, including CERCLA.

“Equity Holders” means the Common Stockholders, Preferred Stockholders, Phantom Stockholders, Class AB Warrant Holders, Class A-8 Warrant Holders and Common Stock Option Holders, as determined immediately prior to the Effective Time.

“Equity Stock” means Common Stock, Preferred Stock, Phantom Stock, Class AB Warrants, Class A-8 Warrants and Common Stock Options.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person (whether incorporated or unincorporated) that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” means (a) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2004 and the audited consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the 12-month period then ended and (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2005 and the unaudited consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the 6-month period then ended.

“Food and Drug Laws” means the United States Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. §§ 301 et seq.) and similar or related Laws relating to medical devices or components of medical devices.

“Fully Diluted Shares” means an amount equal to the sum of (a) the total number of shares of Common Stock outstanding immediately prior to the Effective Time, plus (b) the total number of shares of Common Stock that the shares of Preferred Stock outstanding immediately prior to the Effective Time are convertible into at such time pursuant to the Articles of Incorporation, if any plus (c) the total number of shares of Common Stock that all shares of Class AB Preferred Stock issuable upon exercise of the Class AB Warrants outstanding immediately prior to the Effective Time are convertible into at such time pursuant to the Articles of Incorporation, if any, plus (d) the total number of shares of Common Stock that all shares of Class A-8 5% Convertible Preferred Stock issuable upon exercise of the Class A-8 Warrants outstanding immediately prior to the Effective Time are convertible into at such time pursuant to the Articles of Incorporation, if any, plus (e) the total number of shares of Common Stock that all shares of Class A-1 5% Convertible Preferred Stock, Class A-2 5% Convertible Preferred Stock or Class A-7 5% Convertible Preferred Stock associated with the Phantom Stock, as applicable, outstanding immediately prior to the Effective Time would be convertible into at such time pursuant to the Articles of Incorporation, if any, plus (f) the total number of shares of Common Stock that all Common Stock Options outstanding immediately prior to the Effective Time are exercisable into at such time and without any withholding of shares to pay the exercise price or Taxes.

“GAAP” means generally accepted accounting principles as applied in the United States of America.

“Governmental Entity” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or any political subdivision thereof or any court,

administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.

“Hazardous Materials” means any polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, waste, material, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, solid waste, petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste, the use, storage, handling or disposal of which is in any way governed by, subject to, or could reasonably be expected to give rise to liability under, any applicable Environmental Law.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional or installment sale or other title retention Contracts relating to purchased property (but not including any earnout obligations), (iii) capital lease obligations and (iv) guarantees of any of the foregoing of another Person.

“Intellectual Property” means all intellectual property rights, including: (a) all United States and foreign patents and applications therefor and all reissues, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, mask works, trade secrets, manufacturing processes, test and qualification processes, designs, schematics, proprietary information, know-how, technology, technical data and customer lists, and all documentation to the extent embodying any of the foregoing throughout the world; (c) all works of authorship (whether copyrightable or not), copyrights, copyright registrations and applications therefor throughout the world; (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all Software; (f) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, trade dress, common law trademarks and service marks, trademark and service mark and trade dress registrations and applications therefor throughout the world; (g) all databases and data collections and all rights therein throughout the world; (h) all moral and economic rights of authors and inventors, however denominated, throughout the world; (i) all rights to obtain renewals, continuations, divisionals or other extensions of legal protections pertaining to any of the foregoing, and (j) all legal actions and rights and remedies at law or in equity for any past, current or future infringement, misappropriation, or other violation of any of the foregoing, including the right to receive all proceeds and damages therefrom.

“Intellectual Property License Agreements” means all licenses, contracts and other agreements granting any right to use or practice any rights under any Intellectual Property used or held for use in the business and operations of the Company and its Subsidiaries as currently conducted.

“Knowledge” (a) with respect to the Company means the actual knowledge, after reasonable inquiry, of Ron Sparks, Stewart A. Fisher, Daniel Croteau, Gary D. Curtis, Larry J. Czapla, Jeffrey M. Farina, Dan DeSantis, Tim Matthews, and William Howell on the date hereof and (b) with respect to the Purchaser means the actual knowledge, after reasonable inquiry, of Kenneth Freeman, Michael Michelson, Jim Momtazee and Karan Swani on the date hereof.

“KRG” means KRG Capital Partners L.L.C., a Delaware limited liability company, and its Affiliates, as applicable.

“KRG Management Agreement” means the Management Agreement, dated as of July 6, 1999, as amended on May 31, 2000, June 30, 2004 and June 9, 2005, between the Company and KRG.

“Laws” means all laws, statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, any Governmental Entities.

“Leased Real Property” means those parcels of real property or portions thereof which the Company or any of its Subsidiaries is the lessee (together with those fixtures and improvements thereon which are included in the terms of the leases therefor).

“Licenses” means all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

“Liens” mean all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Ordinary Course” means the ordinary course of business consistent with past practice of the Company and its Subsidiaries.

“Owned Real Property” means parcels of real property owned by the Company or any of its Subsidiaries (together with all fixtures and improvements thereon).

“Per Class AB Warrant Closing Merger Consideration” means, with respect to each Class AB Warrant, the amount, if any, by which (a) (i) the Per Share Equity Stock Closing Merger Consideration multiplied by (ii) the number of shares of Common Stock for which the shares of Class AB Preferred Stock issuable upon exercise of such Class AB Warrant would be convertible into immediately prior to the Effective Time pursuant to the Class AB Warrant Agreement and the Articles of Incorporation, if any, exceeds (b) the portion of the Aggregate Class AB Warrant Exercise Price relating to such Class AB Warrant.

“Per Class A-8 Warrant Closing Merger Consideration” means, with respect to each Class A-8 Warrant, the amount, if any, by which (a) (i) the Per Share Equity Stock Closing Merger Consideration multiplied by (ii) the number of shares of Common Stock for which the shares of Class A-8 5% Convertible Preferred Stock issuable upon exercise of such Class A-8 Warrant would be convertible into immediately prior to the Effective Time pursuant to the Class A-8 Warrant Agreements and the Articles of Incorporation, if any, exceeds (b) the portion of the Aggregate Class A-8 Warrant Exercise Price relating to such Class A-8 Warrant.

“Per Common Stock Option Closing Merger Consideration” means, with respect to each Common Stock Option the amount, if any, by which (a) (i) the Per Share Equity Stock Closing Merger Consideration multiplied by (ii) the number of shares of Common Stock for which such

Common Stock Option is exercisable into immediately prior to the Effective Time pursuant to the Stock Option Plan exceeds (b) (i) the per share exercise price of such Common Stock Option multiplied by (ii) the number of shares of Common Stock for which such Common Stock Option is exercisable into immediately prior to the Effective Time pursuant to the Stock Option Plan.

“Per Share Equity Stock Closing Merger Consideration” means an amount equal to (a) (i) the Merger Consideration plus (ii) the Aggregate Common Stock Option Exercise Price plus (iii) the Aggregate Class AB Warrant Exercise Price plus (iv) the Aggregate Class A-8 Warrant Exercise Price minus (v) the Preferred Dividend Amount minus (vi) the Class A-8 Warrant Dividend Amount divided by (b) the number of Fully Diluted Shares.

“Per Share Phantom Stock Closing Merger Consideration” means an amount equal to (a) the number of shares of Common Stock that each share of Class A-1 5% Convertible Preferred Stock, Class A-2 5% Convertible Preferred Stock or Class A-7 5% Convertible Preferred Stock associated with each such share of Phantom Stock, as applicable, is convertible into immediately prior to the Effective Time pursuant to the Articles of Incorporation multiplied by (b) the Per Share Equity Stock Closing Merger Consideration.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable; (b) any interest or title of a lessor or sublessor or statutory Liens of landlords with respect to Leased Real Property; (c) Liens of carriers, warehousemen, mechanics, materialmen, and repairmen incurred in the Ordinary Course and not yet delinquent; (d) in the case of Real Property, in addition to items (a) and (b), zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title that were not incurred in connection with any Indebtedness, and do not, individually or in the aggregate, materially adversely affect the value or use of, or access to, such Real Property for its current purposes; (e) Liens securing the Closing Date Indebtedness as disclosed in Schedule 4.7 (which Liens shall be terminated on the Closing Date upon payment in full of the Closing Date Indebtedness); (f) in the case of Intellectual Property, third party license agreements entered into in the Ordinary Course; (g) Liens incurred in connection with capital lease obligations of the Company or any of its Subsidiaries; (h) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the assets of the Company or any of its Subsidiaries on account thereof; and (i) Liens incurred in connection with consigned goods or purchase money indebtedness (including indebtedness of the Company and its Subsidiaries for industrial revenue bonds or other similar governmental and municipal bonds) incurred in the Ordinary Course to provide all or a portion of the purchase price of an asset.

“Person” means, any individual, corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization, other entity or Governmental Entity.

“Phantom Stock” means the Company’s Phantom Stock associated with the Class A-1 5% Convertible Preferred Stock, the Company’s Phantom Stock associated with the Class A-2 5% Convertible Preferred Stock and the Company’s Phantom Stock associated with the Class A-7 5% Convertible Preferred Stock.

“Phantom Stock Plans” means the Company’s Star Guide Phantom Stock Plan adopted January 1, 2000, the 2000 Employee Phantom Stock Plan adopted January 2001 and the Venusa 2003 Earn-Out Plan adopted February 28, 2003.

“Phantom Stockholders” means the holders of any Phantom Stock outstanding immediately prior to the Effective Time.

“Preferred Dividend Amount” means the aggregate amount of accrued and unpaid dividends related to the Preferred Dividend Shares as of immediately prior to the Effective Time pursuant to the Articles of Incorporation and the Phantom Stock Plans.

“Preferred Dividend Shares” means Class A-1 5% Convertible Preferred Stock, Class A-2 5% Convertible Preferred Stock, Class A-3 5% Convertible Preferred Stock, Class A-4 5% Convertible Preferred Stock, Class A-5 5% Convertible Preferred Stock, Class A-6 5% Convertible Preferred Stock, Class A-7 5% Convertible Preferred Stock, Class A-8 5% Convertible Preferred Stock, Class A-9 5% Convertible Preferred Stock and the Phantom Stock.

“Preferred Dividend Stockholders” means the holders of any Preferred Dividend Shares outstanding immediately prior to the Effective Time.

“Preferred Stock” means Class A-1 5% Convertible Preferred Stock, Class A-2 5% Convertible Preferred Stock, Class A-3 5% Convertible Preferred Stock, Class A-4 5% Convertible Preferred Stock, Class A-5 5% Convertible Preferred Stock, Class A-6 5% Convertible Preferred Stock, Class A-7 5% Convertible Preferred Stock, Class A-8 5% Convertible Preferred Stock, Class A-9 5% Convertible Preferred Stock, Class AA Convertible Preferred Stock and Class AB Convertible Preferred Stock.

“Preferred Stockholders” means the holders of any Preferred Stock outstanding immediately prior to the Effective Time.

“Purchaser Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby.

“Purchaser Material Adverse Effect” means any state of facts, change, event, effect or occurrence that is materially adverse to the ability of Purchaser to satisfy its obligations under this Agreement and consummate the transactions contemplated hereby.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Registered Intellectual Property” means all United States and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, registered and applications to register trade dress, intent-to-use trademark or service mark applications, or other registrations or applications for trademarks and service marks and trade dress; (c) registered copyrights and applications for copyright registration; (d) domain name registrations; and (e) any other registrations or applications to register Intellectual Property anywhere in the world.

“Release” means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.

“Restricted Stock” means a share of Common Stock awarded pursuant and subject to the restrictions and limitations set forth in Section 12 of the Stock Option Plan (whether vested or unvested).

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders’ Agreement” means the Amended and Restated Shareholders’ Agreement, dated as of June 30, 2004, among the Company and the stockholders listed on the signature pages thereto.

“Software” means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form.

“Stock Option Plan” means the Company’s Amended and Restated 2000 Stock Option and Incentive Plan.

“Subsidiary” means any Person of which the Company (or other specified Person) shall own directly or indirectly through a Subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person.

“Tax Return” means any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes and any amendment thereto.

“Taxes” means all taxes, assessments, charges, duties, fees, levies and other governmental charges, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind for which the Company or any of its Subsidiaries may have any liability imposed by any Governmental Entity, whether disputed or not, and any charges, interest, additions to tax, or penalties imposed by any Governmental Entity.

“Transaction Expenses” means the fees and expenses described on Schedule 1.1(c).

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.

Section 1.2                                      Construction.  Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to one gender include the other gender, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation” or words having similar import, (d) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s) and (f) the terms “year” and “years” mean and refer to calendar year(s).  Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) includes and incorporates all exhibits, schedules and other attachments thereto and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time.  All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.  This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

Section 1.3                                      Other Definitions.  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Acquisition Proposal	6.4(a)
Agents	5.4(a)
Articles of Merger	2.1
Certificates	3.5(b)
Closing Certificate	3.2(a)
Closing Date Expense Statement	3.2(b)
Company	Preamble
Company Contracts	4.13(a)
Company Disclosure Schedules	4
Company Letters of Credit and Surety Bonds	3.8
Company Recommendation	6.4(d)
Company Stockholder Approval	4.2(a)
Company Stockholder Meeting	6.2
Confidentiality Agreement	6.3(b)
Consent Solicitation	3.9(a)
D&O Tail Premium	6.11(b)
Debt Financing	5.4(a)
Debt Financing Agreement	6.6(a)
Debt Financing Commitment	5.4(a)
Debt Offer	3.9(a)
Effective Time	2.1
End Date	9.1(b)(i)
Equity Financing	5.4(a)
Equity Financing Commitment	5.4(a)
Exchange Fund	3.5(a)

FDA	4.21(a)(i)
Financing	5.4(a)
Financing Commitments	5.4(a)
Initial Period	6.6(a)
Lease	4.6(b)
Letter of Transmittal	3.5(a)
Litigation	4.11
Merger	Recitals
Merger Consideration	3.1
Merger Sub	Recitals
MGCL	Recitals
Offer Documents	3.9(c)
Party	Preamble
Parties	Preamble
Paying Agent	3.5(a)
Payoff Letters	7.2(d)
Present Fair Salable Value	5.4(b)
Purchaser	Preamble
Purchaser Disclosure Schedule	5
Representatives	6.4(a)
SEC	4.8(a)
SEC Filings	4.8(a)
Solvent	5.4(b)
Superior Proposal	6.4(b)
Surviving Corporation	2.2
Termination Fee	9.2(b)
Third Party	6.4(a)
Voting Agreement	Recitals
WARN	4.16(b)
10% Senior Subordinated Notes	3.9(a)

Section 1.4                                      Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II

MERGER

Section 2.1                                      Agreement to Merge.  Subject to the terms and conditions of this Agreement, on the Closing Date, Merger Sub shall, in accordance with the provisions of the MGCL, merge with and into the Company at the Effective Time.  The Parties shall cause articles of merger (the “Articles of Merger”) to be properly executed and filed for record on the Closing Date with the State Department of Assessments and Taxation of the State of Maryland.  The “Effective Time” shall be the time at which the Articles of Merger are duly accepted for record by the State Department of Assessments and Taxation of the State of Maryland or such later time as may be specified in the Articles of Merger.

Section 2.2                                      Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the MGCL, including Section 3-114 of the MGCL.  Subject to the foregoing, from and after the Effective Time, the Surviving Corporation (as defined below) shall possess all assets, rights, privileges, immunities, powers and franchises and be subject to all the obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Merger Sub.  From and after the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the Company, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”).

Section 2.3                                      Articles of Incorporation and Bylaws.  Subject to Section 6.11 hereof, the Articles of Incorporation and bylaws of the Company in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with applicable Law.

Section 2.4                                      Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall become, as of the Effective Time, and shall remain the directors of the Surviving Corporation after the Merger until their successors are duly elected or appointed and qualify or until their earlier death, resignation or removal.  The officers of the Company immediately prior to the Effective Time shall become, as of the Effective Time, and shall remain the officers of the Surviving Corporation after the Merger until their successors are duly elected or appointed and qualify or until their earlier death, resignation or removal.

ARTICLE III

MERGER CONSIDERATION; ADJUSTMENTS

Section 3.1                                      Merger Consideration.  The aggregate cash amount to be paid by the Purchaser at Closing (the “Merger Consideration”) shall be an amount equal to (a) One Billion Two Hundred Seventy Million Dollars ($1,270,000,000), plus (b) the amount of the Closing Cash, if any, calculated in accordance with Section 3.7 of this Agreement, minus (c) the aggregate amount of Transaction Expenses, minus (d) the Closing Date Indebtedness; provided, however, there shall be no duplication in any of the reductions.

Section 3.2                                      Closing Certificate and Closing Date Expense Certificate.

(a)                                  Not less than 1 Business Day prior to the Closing Date, the Company shall deliver to the Purchaser a certificate (the “Closing Certificate”), signed by the Chief Financial Officer or the Chief Executive Officer of the Company (on behalf and in the name of the Company), which sets forth in reasonable detail the name of each Equity Holder, the portion of the Merger Consideration to be paid to such Equity Holder at the Closing pursuant to Section 3.4 of this Agreement, the number of Fully Diluted Shares (including the numbers attributable to the different classes of Equity Stock), the Preferred Dividend Amount, the Class A-8 Warrant Dividend Amount, the Aggregate Common Stock Option Exercise Price, the Aggregate Class AB Warrant Exercise Price, the Aggregate Class A-8 Warrant Exercise Price, the Per Share Equity Stock Closing Merger Consideration, the Per Share Phantom Stock Closing Merger Consideration, the Per Common Stock Option Closing Merger Consideration, the Per Class AB Warrant Closing

Merger Consideration, the Per Class A-8 Warrant Closing Merger Consideration, and the amounts payable by the Purchaser to the Paying Agent pursuant to Sections 3.3(a)-(g) of this Agreement.  The Closing Certificate shall also certify that the portion of the Merger Consideration paid to each Equity Holder at Closing pursuant to Section 3.4 set forth therein has been determined in accordance with this Agreement, the Articles of Incorporation, the Bylaws and the governing terms of all of the Equity Stock of the Company.

(b)                                 Not less than 2 Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a statement from the Company (the “Closing Date Expense Statement”) signed by the Chief Financial Officer or the Chief Executive Officer (on behalf and in the name of the Company) which sets forth, by payee, the aggregate amount of the Transaction Expenses.

Section 3.3                                      Payment of Merger Consideration.  On the Closing Date, the Purchaser shall pay to the Paying Agent the Merger Consideration, which shall be distributed among the holders of Equity Stock without duplication by the Paying Agent as follows and in accordance with Section 3.5

(a)                                  payment to the Preferred Dividend Stockholders of the Preferred Dividend Amount.

(b)                                 payment to the Preferred Stockholders of an amount equal to the Per Share Equity Stock Closing Merger Consideration multiplied by the total number of shares of Common Stock into which the total number of shares of Preferred Stock outstanding immediately prior to the Effective Time are convertible at such time pursuant to the Articles of Incorporation.

(c)                                  payment to the Phantom Stockholders of an amount equal to the Per Share Phantom Stock Closing Merger Consideration multiplied by the number of shares of Phantom Stock outstanding immediately prior to the Effective Time.

(d)                                 payment to the Common Stockholders of an amount equal to the Per Share Equity Stock Closing Merger Consideration multiplied by the number of shares of Common Stock outstanding immediately prior to the Effective Time.

(e)                                  payment to the Common Stock Option Holders of the aggregate Per Common Stock Option Closing Merger Consideration payable with respect to all Common Stock Options outstanding and exercisable immediately prior to the Effective Time.

(f)                                    payment to the Class AB Warrant Holders of the aggregate Per Class AB Warrant Closing Merger Consideration payable with respect to all Class AB Warrants outstanding and exercisable immediately prior to the Effective Time.

(g)                                 payment to the Class A-8 Warrant Holders of the Class A-8 Warrant Dividend Amount and the aggregate Per Class A-8 Warrant Closing Merger

Consideration payable with respect to all Class A-8 Warrants outstanding and exercisable immediately prior to the Effective Time.

The amount payable to each Equity Holder shall be determined in accordance with Section 3.4.  No interest shall accrue or be paid on the amounts payable pursuant to this Article III.

Section 3.4                                      Effect on Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of any Equity Holder:

(a)                                  Subject to the other provisions of this Section 3.4,

(i)                                     Each issued and outstanding share of Preferred Stock shall be converted into the right to receive, upon the surrender of the certificate formerly representing such share of Preferred Stock, an amount equal to the number of shares of Common Stock that each such share of Preferred Stock is convertible into immediately prior to the Effective Time pursuant to the Articles of Incorporation multiplied by (2) the Per Share Equity Stock Closing Merger Consideration.

(ii)                                  Each issued and outstanding share of Phantom Stock shall be converted into the right to receive an amount equal to the Per Share Phantom Stock Closing Merger Consideration allocable to such share of Phantom Stock in accordance with this Agreement and the Phantom Stock Plans (and subject to any applicable withholding for any taxes imposed thereon).

(iii)                               Each issued and outstanding share of Common Stock shall be converted into the right to receive, upon the surrender of the certificate formerly representing such share of Common Stock, an amount equal to the Per Share Equity Stock Closing Merger Consideration.

(iv)                              Each issued and outstanding Common Stock Option (whether vested or unvested) shall be deemed to be cancelled and converted into the right to receive an amount equal to the Per Common Stock Option Closing Merger Consideration allocable to such Common Stock Option in accordance with this Agreement, the Stock Option Plan and the Articles of Incorporation (and subject to any applicable withholding for any taxes imposed thereon).

(v)                                 Each issued and outstanding Class AB Warrant shall be converted into the right to receive an amount equal to the Per Class AB Warrant Closing Merger Consideration allocable to such Class AB Warrant.

(vi)                              Each issued and outstanding Class A-8 Warrant shall be converted into the right to receive an amount equal to the Per Class A-8 Warrant Closing Merger Consideration allocable to such Class A-8 Warrant.

(vii)                           Each share of Company Stock held by the Company shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(viii)                        Each share of Company Stock held by any Subsidiary shall remain outstanding and no payment shall be made with respect thereto.

(ix)                                Each share of Company Stock held by Purchaser or Merger Sub shall be cancelled and no payment shall be made with respect thereto.

(b)                                 Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time of the Merger will be converted into one share of Common Stock of the Surviving Corporation, and such Common Stock of the Surviving Corporation issued on that conversion will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation immediately following the Effective Time.

Section 3.5                                      Exchange of Certificates.

(a)                                  Prior to the Effective Time, Purchaser shall (i) appoint Corporate Stock Transfer or such other Person (reasonably acceptable to Purchaser) as shall hereafter be designated in writing by the Company to serve as the Paying Agent (the “Paying Agent”), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with the Paying Agent for the payment of the Merger Consideration in accordance with this Article III. At the Effective Time, Purchaser shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit of the holders of shares of Equity Stock, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 3.1 (such cash being hereinafter referred to as the “Exchange Fund”).  The Exchange Fund shall not be used for any other purpose other than as set forth herein.

(b)                                 Promptly after the Effective Time, Purchaser shall cause the Paying Agent to mail to each holder of Equity Stock as of the Effective Time whose shares or other interests were converted pursuant to Section 3.4(a) into the right to receive the Merger Consideration:  (i) a letter of transmittal (a “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Equity Stock shall pass, only upon delivery of the certificate or certificates, if any, (the “Certificates”) which immediately prior to the Effective Time represented Equity Stock to the Paying Agent and shall be in such form and have such other provisions not inconsistent with this Agreement as Purchaser and the Surviving Corporation shall reasonably specify) and (ii) instructions for use in effecting the surrender of the Equity Stock in exchange for the Merger Consideration to which the holder of such Equity Stock is entitled pursuant to Section 3.4 (without limiting the effect of Section 3.5(f)).  Prior to receiving any portion of the Merger Consideration, each holder of Equity Stock shall have delivered to the Paying Agent (i) a properly completed and duly executed Letter of Transmittal and (ii) the Certificates, if any, held of record by such holder.  Upon surrender of a Certificate to the Paying Agent, together with such Letter of Transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration into which the shares represented by such Certificate shall have been converted pursuant to Section 3.4, and the Certificate so surrendered shall be canceled.  If the portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate so surrendered is registered, it shall be a condition of exchange that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall pay any transfer or other Taxes required by reason of the exchange to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Company that such Tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 3.5, each Certificate shall be deemed as of the Effective Time of the Merger to represent only the right to receive, upon surrender of such Certificate in accordance with this Section 3.5(b), the consideration into which the shares represented by such Certificate shall have been converted pursuant to Section 3.4(a).  If any certificate evidencing any share of Company Stock shall have been lost, stolen or destroyed, the Paying Agent may, in its discretion and as a condition precedent to the issuance of any consideration pursuant to Section 3.3, require the owner of such lost, stolen or destroyed certificate to provide an appropriate affidavit and an appropriate indemnification undertaking, in form and substance reasonably acceptable to Purchaser, with respect to such certificate.

(c)                                  All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the shares previously represented by such Certificates and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Preferred Stock and Common Stock that were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged for the portion of the Merger Consideration as provided in this Article III.

(d)                                 Any portion of the Exchange Fund which remains undistributed to the holders of Equity Stock twelve (12) months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of Equity Stock who have not surrendered the Certificates associated with such Equity Stock, if any, in compliance with this Section 3.5 shall after such delivery to the Surviving Corporation look only to the Surviving Corporation (subject to abandoned property, escheat and similar laws) for payment, as general creditors thereof, of their claim for the Merger Consideration, without interest, to which such holders may be entitled pursuant to Section 3.4.  Any such portion of the Exchange Fund remaining unclaimed by holders of Equity Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by law, become the property of Purchaser free and clear of any claims or interest of any Person previously entitled thereto.

(e)                                  Notwithstanding anything to the contrary in this Section 3.5, neither the Paying Agent, the Company, the Purchaser, the Surviving Corporation nor any party hereto shall be liable to any Person in respect of any Merger Consideration for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)                                    The Paying Agent, the Purchaser, the Company or the Surviving Corporation (as appropriate) shall be entitled to deduct and withhold from consideration otherwise payable pursuant to this Agreement to any Equity Holder such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld by the Paying Agent, the Purchaser, the Company or the Surviving Corporation, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Equity Holder in respect of which such deduction and withholding was made by the Paying Agent, the Purchaser, the Company or the Surviving Corporation, as the case may be.

Section 3.6                                      Payment of Other Amounts Payable at Closing.  On the Closing Date, the Purchaser shall:

(a)                                  on behalf of the Company, pay to such account or accounts of the lenders specified in, and in accordance with, the Payoff Letters, delivered to Purchaser at least 2 Business Days prior to the Closing Date, the aggregate amount of the Closing Date Indebtedness (other than amounts paid pursuant to clause (b) below and the amount of any untendered 10% Senior Subordinated Notes if the Debt Offer is being consummated);

(b)                                 on behalf of the Company, pay pursuant to the terms of the Debt Offer, the aggregate amount necessary to consummate the Debt Offer;

(c)                                  on behalf of the Company, pay to such account or accounts of the parties to which Transaction Expenses are owed as the Company specifies to the Purchaser in writing at least 2 Business Days prior to the Closing Date, the aggregate amount of the Transaction Expenses, to the extent not paid prior to the Closing Date; and

(d)                                 on behalf of the Company, pay to such account or accounts of the insurers of the policy referred to in Section 6.11(b) as the Company specifies to the Purchaser in writing at least 2 Business Days prior to the Closing Date, to the extent not paid prior to the Closing Date, the aggregate amount of the D&O Tail Premium.

Section 3.7                                      Closing Cash Calculation.  No later than 3 days prior to the Closing Date, the Company shall cause to be prepared and delivered to the Purchaser a calculation of the Closing Cash which calculation shall be prepared in good faith based on the books and records of the Company.  The Company shall provide the Purchaser and its Representatives access to such books and records as is reasonably requested by them to verify the calculation of the Closing Cash.  The Company shall only make appropriate revisions to the calculation of the Closing Cash as are mutually agreed upon by the Purchaser and the Company.

Section 3.8                                      Letters of Credit. At the Closing, the Purchaser shall cause the Company to remain an obligor on any letters of credit or surety bonds of the Company existing immediately prior to Closing (“Company Letters of Credit and Surety Bonds”).  Notwithstanding anything to the contrary provided in this Agreement, the Parties hereby acknowledge that the Company Letters of Credit and Surety Bonds (to the extent not drawn upon as of the Closing) shall not be deemed to be a liability of the Company for purposes of this Agreement.

Section 3.9                                      Debt Tender.

(a)                                  Provided that this Agreement shall not have been terminated in accordance with Section 9.1, the Company shall, upon receiving any request by Purchaser to do so, promptly commence or cause to be commenced an offer to purchase, and related consent solicitations (the “Consent Solicitation”) with respect to all of the outstanding aggregate principal amount of Accellent Corp.’s 10% Senior Subordinated Notes due 2012 (the “10% Senior Subordinated Notes”) on price terms that are acceptable to Purchaser and such other customary terms and conditions as are reasonably acceptable to Purchaser (including the related consent solicitation, the “Debt Offer”).  Such Consent Solicitation shall seek to eliminate substantially all the restrictive covenants contained therein (as reasonably agreed to by the Company and the Purchaser and in a manner consistent with the provisions set forth on Schedule 3.9).  The Company shall waive any of the conditions to the Debt Offer as may be reasonably requested by Purchaser (other than the condition that the Debt Offer is conditioned on the Closing of the Merger and the transactions contemplated hereby) and shall not, without the consent of Purchaser, waive any condition to the Debt Offer or make any changes to the terms and conditions of the Debt Offer other than as agreed between Purchaser and the Company).

(b)                                 The Company covenants and agrees that, immediately following the consent expiration date, assuming the requisite consents are received, it shall cause Accellent Corp. to execute a supplemental indenture to the indenture governing the 10% Senior Subordinated Notes, which supplemental indenture shall implement the amendments set forth in the Offer Documents (as hereinafter defined) and shall become operative immediately prior to the Effective Time, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offer).  Concurrent with the Closing, Purchaser shall cause the Company to accept for payment and thereafter promptly pay for properly tendered and not withdrawn 10% Senior Subordinated Notes.  Unless otherwise agreed by the Company, no Debt Offer shall be required to close prior to the Closing.

(c)                                  Promptly after the date of this Agreement, the Company shall prepare or cause to be prepared all necessary and appropriate documentation in connection with the Debt Offer, including the offer to purchase, related letter of transmittal and other related documents (collectively, the “Offer Documents”).  Purchaser and the Company shall cooperate with each other in the preparation of the Offer Documents.  All mailings to the holders of the 10% Senior Subordinated Notes in connection with the Debt Offer shall be subject to the prior review and comment by the Company and Purchaser and shall be reasonably acceptable to each of them.  If at any time prior to the completion of the Debt Offer any information in the Offer Documents should be discovered by the Company or Purchaser which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be disseminated to the holders of the 10% Senior Subordinated Notes.  Notwithstanding anything to the contrary in this Section 3.9, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable Law to the extent such Laws are applicable in connection with the Debt Offer.  To the extent that the provisions of any applicable Law conflict with this Section 3.9, the Company shall comply with the applicable Law and shall not be deemed to have breached its obligations hereunder by such compliance.

(d)                                 In the event that this Agreement is terminated pursuant to Section 9.1 other than as a result of a breach of this Agreement by the Company, then the Purchaser shall promptly reimburse the Company for any reasonable out-of-pocket costs, fees and expenses incurred by the Company or its Subsidiaries in connection with the Debt Offer and shall indemnify the Company for any liabilities incurred by the Company pursuant to the Debt Offer, except to the extent that the Company’s actions are inconsistent with the instructions of Purchaser.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the written disclosure schedules delivered by the Company to the Purchaser in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedules”), it being acknowledged and agreed by the Purchaser that any matter set forth in any schedule, section or subsection of the Company Disclosure Schedules shall be deemed to be a disclosure for all purposes of this Agreement and all other schedules, sections or subsections of the Company Disclosure Schedules to which such matter could reasonably be expected to be pertinent (to the extent such disclosure sets forth on its face facts in sufficient detail so that the relevance of such disclosure is reasonably apparent to a reader of such disclosure), but shall expressly not be deemed to constitute an admission by the Company or any of its Subsidiaries, or otherwise imply, that any such matter rises to the level of a Company Material Adverse Effect or is otherwise material for purposes of this Agreement or the Company Disclosure Schedules, the Company represents and warrants to the Purchaser as follows as of the date hereof and the Closing Date:

Section 4.1                                      Organization.  The Company and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.  The Company and each of its Subsidiaries has all requisite corporate power and corporate authority and all material licenses, permits and authorizations necessary to own, lease and operate its properties and assets and to carry on its business as now being conducted.  The Company and each of its Subsidiaries is duly qualified or licensed to transact business as a foreign corporation or other organization, as applicable, and is in good standing in each other jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, except where the failure to so qualify, be licensed or to be in good standing has not had and would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.  The Company has heretofore made available to the Purchaser correct and complete copies of (i) the charter, bylaws, limited liability company agreement, partnership agreement or other similar governing documents of the Company and each of its Subsidiaries as currently in effect and all amendments thereto or restatements thereof and (ii) the corporate or other organizational record books, as applicable, with respect to actions taken by their stockholders and boards of directors or other governing bodies, as applicable.  The minute books of the Company and its Subsidiaries include copies of minutes of all meetings of the directors or stockholders of the Company and its Subsidiaries held on or after September 30, 2003 and complete and accurate copies of all resolutions passed or other actions taken by the boards of and the stockholders of the Company and its Subsidiaries on or after September 30, 2003.

Section 4.2                                      Authorization.

(a)                                  The Company has the corporate right, power and capacity to execute and deliver this Agreement and each Company Ancillary Document and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Merger to the affirmative vote of a majority of all of the votes entitled to be cast on the approval of the Merger in accordance with the MGCL and the Articles of Incorporation (the “Company Stockholder Approval”).  This Agreement has been and, as of the Closing Date, the Company Ancillary Documents shall be, duly executed and delivered by the Company and do or shall, as the case may be, assuming due authorization, execution and delivery of this Agreement by Purchaser and the Company Ancillary Documents by the Purchaser and Merger Sub, if they are a party to such agreement, constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting or relating to enforcement of creditors’ rights generally, and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(b)                                 At a meeting duly called and held, the Board of Directors of the Company in accordance with the applicable provisions of the MGCL, the Articles of Incorporation, the Bylaws and other governing documents of the Company (i) determined that the Merger and the transactions contemplated hereby on substantially the terms and subject to the conditions set forth in this Agreement are advisable and fair to and in the best interests of the Company and its stockholders, (ii) authorized, approved and adopted the Merger and the transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement, (iii) resolved (subject to Section 6.4(d)) to recommend that the Company’s stockholders vote for the approval and adoption of the Merger and the transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement and (iv) directed that the Merger, on the terms and subject to the conditions set forth in this Agreement, be submitted for consideration at a special meeting of the Company’s stockholders in accordance with Section 6.2.  The actions of the Board of Directors of the Company referred to in this Section 4.2(b), which have been taken on or prior to the date hereof, and the Company Stockholder Approval constitute the only corporate or stockholder action on the part of the Company required to approve, authorize and adopt the Merger, this Agreement and the transactions contemplated hereby under the MGCL, the Articles of Incorporation, the Bylaws and other governing documents of the Company.

Section 4.3                                      Capitalization.  (a)  Schedule 4.3(a) accurately and completely sets forth the capital structure of the Company and each of its Subsidiaries, as of the date hereof, including the number of shares of capital stock or other equity interests of the Company and each of its Subsidiaries which are authorized and which are issued and outstanding.  All of the issued and outstanding shares of capital stock or other equity interests of the Company and each of its Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, free and clear of any preemptive rights other than those set forth on Schedule 4.3(a), and are held of record by the Persons and in the amounts set forth on Schedule 4.3(a).  Schedule 4.3(a) sets forth a list of all outstanding options, restricted stock and phantom stock relating to the capital stock or other equity interests of the Company or any of its Subsidiaries, including, with respect to each award of such options, restricted stock and phantom stock, the name of the applicable Equity Holder, the exercise price (if applicable), and the number and kind of shares of capital stock or other equity interests subject to such award.  Except as disclosed on Schedule 4.3(a): (i) no shares of capital stock or other equity interests of the Company or any of its Subsidiaries are reserved for issuance or are held as treasury shares or are held by any Subsidiary of the Company; (ii) there are no outstanding or authorized options, preferred stock, restricted stock, phantom stock, warrants, rights, calls, commitments, subscriptions, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital stock or other equity interests of the Company or any of its Subsidiaries other than as contemplated by this Agreement and (iii) there are no outstanding Contracts or other agreements of the Company or any of its Subsidiaries or to the Knowledge of the Company, the Equity Holders or any other Person to purchase, redeem or otherwise acquire any outstanding shares of capital stock or other equity interests of the Company or any of its Subsidiaries, or securities or obligations of any kind convertible into any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries other than pursuant to this Agreement or the Voting Agreement.

(b)                                 Schedule 4.3(b) sets forth a true and complete list of all Indebtedness for which the Company or any of its Subsidiaries is liable or responsible as of the date hereof.  The Company has heretofore delivered or made available to Purchaser accurate or complete copies of each Contract governing such Indebtedness.

Section 4.4                                      Subsidiaries.  Schedule 4.4 lists each Subsidiary of the Company.  Except as set forth on Schedule 4.4, the Company owns (beneficially and as of record), directly or indirectly through one or more Subsidiaries, all of the issued and outstanding capital stock or other equity or other ownership interests of each Subsidiary, free and clear of all Liens other than Liens related to the Closing Date Indebtedness and limitations imposed by federal and state securities Laws.  Except as set forth on Schedule 4.4, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other equities, securities or interests in any other corporation or in any other Person or other entity.

Section 4.5                                      Absence of Restrictions and Conflicts.  The execution, delivery and performance of this Agreement and the Company Ancillary Documents, the consummation of the transactions contemplated hereby and thereby, and the compliance with the terms and conditions hereof and thereof, do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, or result in the loss of any benefit under (a) any term or provision of the charter, bylaws, limited liability company agreement, partnership agreement or other similar governing documents of the Company or any of its Subsidiaries, (b) except as indicated on Schedule 4.13(a), any Contract or other instrument applicable to the Company or any of its Subsidiaries or (c) to the Knowledge of the Company, any Law applicable to the Company or any of its Subsidiaries, other than with respect to clauses (b) and (c) above any violation, conflict, breach, default or loss that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.  No consent, approval, registration, order or authorization of, filing with, or notice to any Governmental Entity is required with respect to the Company or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement or the Company Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, other than (i) the filing of the Articles of Merger for record with the State Department of Assessments and Taxation of the State of Maryland in accordance with the MGCL, (ii) compliance with any applicable requirements of the HSR Act or any competition, merger control, antitrust or similar Law, (iii) compliance with any applicable requirements of the Securities Act or the Exchange Act and (iv) such consents, approvals, registrations, orders, authorizations, notices and filings that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 4.6                                      Real Property.

(a)                                  Schedule 4.6(a) sets forth a correct and complete list of the Owned Real Property and the current owner of each parcel of Owned Real Property. The Company has made available to the Purchaser copies of each deed for each parcel of Owned Real Property and all title insurance policies, deeds, title commitments, plats, easements, covenants, surveys, or plans delivered to the Company or any of the Subsidiaries in connection with the Company’s or any of the Subsidiaries’ investigation, purchase, financing or refinancing of the Owned Real Property, in each case to the extent in the Company’s or such Subsidiaries possession. To the Knowledge of the Company, the Owned Real Property is not in violation of any Permitted Liens, except for any such violation which would not reasonably be expected to result in a Company Material Adverse Effect.

(b)                                 Schedule 4.6(b) sets forth a correct and complete list of the Leased Real Property. Except as described in Schedule 4.6(b), (i) the Company has made available to the Purchaser, true and complete copies of the leases in effect at the date hereof relating to the Leased Real Property, and all amendments thereto, (ii) neither the Company nor any of the Subsidiaries, nor to the Knowledge of the Company, any of their landlords or tenants, as the case may be, is in default under any lease relating to any Leased Real Property (each a “Lease”) beyond any applicable notice, grace or cure period and neither the Company nor any of the Subsidiaries has received or delivered a written notice of default or objection to any party to any Lease to pay and perform its obligations, which default would reasonably be expected to have a Company Material Adverse Effect; (iii) no Lease has been assigned, sublet, mortgaged, deeded in trust or otherwise encumbered by the Company or any of the Subsidiaries, (iv) to the Knowledge of the

Company, the Leases constitute all written and oral agreements of any kind, between the Company and its landlord or tenant, as the case may be, for the leasing, rental, use or occupancy of the Leased Real Property and (v) no third party has the right to cancel or terminate a Lease.

(c)                                  Each of the Company and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the Ordinary Course of its business, except for such defects in title as would not reasonably be expected to result in a Company Material Adverse Effect.  The Real Property is not subject to any Liens, other than Permitted Liens and those Liens as would not reasonably be expected to result in a Company Material Adverse Effect.

Section 4.7                                      Title to Assets; Related Matters.  Except with respect to the Real Property or as set forth on Schedule 4.7:

(a)                                  The Company and its Subsidiaries have good and marketable title to all of their respective property and assets necessary for or used in the conduct of their businesses as currently being conducted, free and clear of all Liens, except Permitted Liens.

(b)                                 The buildings, equipment, improvements and other items of tangible personal property and assets of the Company and its Subsidiaries necessary for the conduct of their businesses as currently being conducted (i) are in operating condition and capable of being used for their intended purposes, considering age and service thereof and subject to ordinary wear and tear and (ii) are usable in the Ordinary Course, except in each of cases (i) and (ii) as would not reasonably be expected to result in a Company Material Adverse Effect.

(c)                                  Since June 30, 2005, neither the Company nor any of its Subsidiaries has sold, transferred or disposed of any assets, other than sales of inventory in the Ordinary Course or sales not exceeding $5,000,000 in the aggregate.

Section 4.8                                      Financial Statements.

(a)                                  Accellent Corp. has timely filed or furnished all forms, reports, schedules, statements and other documents required to be filed with the United States Securities and Exchange Commission (“SEC”) pursuant to the Exchange Act or the Securities Act, in each case since December 31, 2004 (all forms, reports, schedules, statements and other documents filed or furnished by the Company with the SEC since December 31, 2004, collectively, the “SEC Filings”).  Each SEC Filing, when filed or furnished, complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, as in effect on the date so filed or furnished, and the rules and regulations of the SEC promulgated thereunder.  The SEC Filings (including any financial statements or schedules included or incorporated by reference therein), when filed or furnished, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Other then Accellent Corp., no Subsidiary of the Company has filed or furnished or is required to file or furnish any form, report or other document with the SEC.

(b)                                 The Financial Statements are attached as Schedule 4.8 hereto.  The Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, which books and records have been maintained on a basis consistent with the past practice of the Company and its Subsidiaries.  The Financial Statements (including the related notes and schedules) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company and its Subsidiaries, as applicable, as of the date of such Financial Statements (subject, in the case of any unaudited financial statements, to normal year end and quarter end adjustments, which are not, individually or in the aggregate, material, and the absence of notes to such statements), and each statement of income and cash flows included in the Financial Statements (including the related notes and schedules) fairly presents in all material respects the results of operations and changes in cash flows, as the case may be, of the Company and its Subsidiaries, as applicable, for the periods set forth therein, in each case in accordance with GAAP, consistently applied during the periods involved (except as expressly noted therein or on Schedule 4.8 and subject, in the case of unaudited financial statements, to normal year end and quarter end adjustments, which are not, individually or in the aggregate, material, and the absence of notes to such statements).

Section 4.9                                      No Undisclosed Liabilities.  Except as set forth in the Financial Statements (including the related notes and schedules) or on Schedule 4.9, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, (whether accrued, absolute, fixed, contingent or otherwise and whether due or to become due), except for (a) liabilities and obligations incurred since the date of the Balance Sheet in the Ordinary Course, (b) liabilities and obligations incurred since the date of the Balance Sheet pursuant to this Agreement or the transactions contemplated hereby, (c) liabilities and obligations disclosed in this Agreement (or its schedules), or (d) liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 4.10                                Absence of Certain Changes.  Except for the matters contemplated by this Agreement or the transactions contemplated hereby or as set forth on Schedule 4.10, since the date of the Balance Sheet through the date hereof, the Company and its Subsidiaries have conducted their respective businesses and operations in the Ordinary Course and there has not been any action taken by the Company or any of its Subsidiaries that would have been prohibited under Section 6.1 if such action had been taken by the Company or any of its Subsidiaries after the date hereof.  Except as set forth on Schedule 4.10, since the date of the Balance Sheet, there has not been any Company Material Adverse Effect or any state of facts, change, event, effect or occurrence that would, individually or in the aggregate, result in a Company Material Adverse Effect

Section 4.11                                Legal Proceedings.  Except as set forth on Schedule 4.11, there is no material judgment, decision, writ, stipulation, injunction, order, investigation, suit, action, claim, arbitration or proceeding by or before any Governmental Entity or arbitral or other forum (each a “Litigation”) pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any property of any thereof as of the date of this Agreement.  Except as set forth on Schedule 4.11, neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court or arbitration panel or any Litigation which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.12                                Compliance with Law.  Except as set forth on Schedule 4.12, (i) the Company and each of its Subsidiaries has conducted its business and is in material compliance with all Laws and (ii) no notice, Action or assertion has been received by the Company or any of its Subsidiaries or, to the Knowledge of the Company, has been filed, commenced or threatened against the Company or any of its Subsidiaries alleging any material violation of any Law applicable to them. The Company and each of its Subsidiaries have filed all reports and hold all Licenses required to be obtained from any Governmental Entity necessary to carry on the business and operations of the Company and its Subsidiaries as presently conducted except where the failure to make such filings or obtain such Licenses has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.13                                Company Contracts.

(a)                                  Schedule 4.13(a) sets forth a correct and complete list of the following Contracts to which the Company or any of its Subsidiaries is a party, whether oral or written (the “Company Contracts”) (other than the Company Benefit Plans set forth on Schedule 4.15 and insurance policies set forth on Schedule 4.17):

(i)                                                             all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other Contracts evidencing or governing Indebtedness;

(ii)                                                          all leases relating to the Leased Real Property or other leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible) involving an annual commitment or payment of more than $1,000,000 individually by the Company or any of its Subsidiaries;

(iii)                                                       all Contracts and agreements that limit or restrict the Company or any of its Subsidiaries from engaging in any business in any jurisdiction or with any Person;

(iv)                                                      all written Contracts or purchase orders for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company or any of its Subsidiaries of an amount in excess of $1,000,000;

(v)                                                         all Contracts granting to any Person (other than the Company or any of its Subsidiaries) an option or a first refusal, first-offer or similar preferential right to purchase or acquire any material assets;

(vi)                                                      all material Contracts with any agent, distributor or representative that are not terminable without penalty on 90 days’ or less notice;

(vii)                                                   all joint venture, partnership or limited liability company written Contracts and all other similar written contracts (other than subcontracting contracts and joint marketing agreements in the Ordinary Course);

(viii)                                                all written Contracts entered into since January 1, 2003 involving directly or indirectly the sale or purchase of substantially all of the assets or capital stock of any Person, or a merger, consolidation, business combination or similar extraordinary transaction in excess of $5,000,000;

(ix)                                                        all customer Contracts and agreements for the provision of goods or services by the Company or any of its Subsidiaries entitling the Company or any of its Subsidiaries to receive, in each case, an amount in excess of $3,000,000 during any twelve month period ending after the date hereof;

(x)                                                           all outstanding letters of credit and surety bonds;

(xi)                                                        all agreements with respect to any hedging, swap, forward, future or derivative transaction or option or similar agreements involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions;

(xii)                                                     all other agreements or arrangements or plans not made in the Ordinary Course that are material to the Company and its Subsidiaries, taken as a whole; and

(xiii)                                                  all existing contracts and commitments (other than those described in subsections (i) through (xii) of this Section 4.13(a)), in each case, involving an annual commitment or annual payment to or from the Company or any of its Subsidiaries of more than $3,000,000 individually during any twelve month period ending after the date hereof.

Prior to the date hereof, materially correct and complete copies of all Company Contracts have been made available to the Purchaser, including all amendments modifications, waivers and consents applicable thereto.  Schedule 4.13(a) identifies with an asterisk each Company Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such Contract or other instrument in connection with the transactions contemplated hereby.

(b)                                 Except as would not reasonably be expected to result in a Company Material Adverse Effect:

(i)                                                             the Company Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company or any of its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party to such Company Contracts and are in full force and effect; and

(ii)                                                          there is (A) no existing default or breach of the Company or any of its Subsidiaries, as applicable, under any Company Contract, and (B) no event or circumstance has occurred that, with the giving of notice or the lapse of time or both, would constitute such a default or breach under any Company Contract and (C) to the Knowledge of the Company, there is no default with respect to any third party to any Company Contract.

(c)                                  As of the date hereof, neither the Company nor any Subsidiary has received written notice of cancellation or termination or change in material terms (including, pricing, term and volume) of any Company Contract, other than in the Ordinary Course.

Section 4.14                                Tax Returns; Taxes.  Except as set forth on Schedule 4.14:

(a)                                  The Company and each of its Subsidiaries has timely filed or caused to be timely filed all material Tax Returns (taking into account applicable extension periods) to the extent required to be filed under applicable Law, and neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file a Tax Return.

(b)                                 All material Taxes that are due and payable have been paid in full or are properly accrued on the Balance Sheet.

(c)                                  All Tax Returns are correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws.

(d)                                 There are no Liens (other than Permitted Liens) on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(e)                                  The Company has not received written notice from any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to material taxation by, or required to file a Tax Return in, that jurisdiction.

(f)                                    The Company and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, leased employee, independent contractor, creditor, stockholder, or other third party.

(g)                                 To the Company’s Knowledge, no foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending, threatened in writing or being conducted with respect to the Company or any of its Subsidiaries.

(h)                                 The Company has delivered to the Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed or received since December 31, 2003.

(i)                                     Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to the assessment of Taxes.

(j)                                     All accounting periods and methods used by the Company and each of its Subsidiaries for Tax purposes are permissible periods and methods, and neither the Company nor any of its Subsidiaries is or will be required to make any adjustment to its income under Section 481 of the Code in connection with a change in accounting method used in taxable years for which Tax Returns have been filed prior to the date hereof.

(k)                                  Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement.

(l)                                     Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax return in any taxable year (other than the group of which the Company is the common parent) or (ii) has liability for the Taxes of any Person (other than the Company or one of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or foreign Law, as a transferee or successor, by contract, or otherwise.

(m)                               The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(n)                                 The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the date of the most recent Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Balance Sheet and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company and its Subsidiaries filing their Tax Returns.

(o)                                 Neither the Company nor any of its Subsidiaries has engaged in any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4(b)

(p)                                 Neither the Company nor any of its Subsidiaries has been a party to any distribution in which the parties to the distribution treated the distribution as one to which Section 355 of the Code is applicable.

Section 4.15                                Company Benefit Plans.  Each Company Benefit Plan is identified on Schedule 4.15(a), and the Company has provided a correct and complete copy of each such plan and any trust agreement or insurance contract forming a part thereof to the Purchaser together with, to the extent applicable, the most recent: (i) reports filed with respect to such plan with any Governmental Entity (including the Form 5500 and attached schedules), (ii) summary plan description and subsequent summaries of material modifications with respect to such plan, (iii) audited financial statements, (iv) actuarial valuation reports and (v) favorable determination letter.  No Company Benefit Plan is described in Section 413(c) of the Code or Section 3(40) of ERISA, and no Company Benefit Plan is described in Section 3(37) of ERISA.  Except as set forth in Schedule 4.15(b), the terms of each Company Benefit Plan satisfy the requirements of applicable Laws (including, ERISA and the Code), and each Company Benefit Plan has been administered in accordance with its terms, and in compliance with the applicable provisions of applicable Laws (including, ERISA and the Code).  Except as set forth in Schedule 4.15(c), each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.  The Company and each Subsidiary has timely satisfied all reporting and disclosure obligations under applicable Laws (including, ERISA and the Code) with respect to the Company Benefit Plans, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.  Neither the Company nor an ERISA Affiliate has any liability under any Employee Benefit Plan other than a Company Benefit Plan.  There have been no prohibited transactions (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan which have not been corrected in full or with respect to which any Tax or penalty is due, which Tax or penalty would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.  The Company and each of its Subsidiaries has made full and timely payment of all material amounts which are required to be paid as contributions to each Company Benefit Plan.  As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries.  No notice of a “reportable event,” within the meaning of ERISA Section 4043, has been required to be filed by any Company Benefit Plan or by the Company or any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transaction contemplated by this Agreement.  Except as set forth on Schedule 4.15(d), no Company Benefit Plan provides for benefits described in Section 3(1) of ERISA following a termination of employment except as required under Part 6 of Title I of ERISA.  Except as set forth on Schedule 4.15(e), with respect to any Company Benefit Plan, no action, suit or claim (other than routine claims for benefits in the ordinary course) and no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or other Governmental Entities are pending, in progress, or, to the Company’s Knowledge, threatened, and no facts or circumstances exist that could reasonably be expected to give rise to such an action, suit, claim, administrative investigation, audit or administrative proceeding.  Except as set forth on Schedule 4.15(f), no Company Benefit Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could reasonably be expected to result in severance pay (or any increase in severance pay) upon any termination of employment after the date of this Agreement, could accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits, could increase the amount payable under, or result in any other material obligation pursuant to, any of the Company Benefit Plans, or could limit or restrict the right of the Company to merge, amend or terminate any of the Company Benefit Plans. There is no Contract with any Person which provides for any payment to any employee by the Company or any of its Subsidiaries, which payment would fail, on or after the Closing, to be deductible by reason of Section 280G of the Code or, except as set forth on Schedule 4.15(g), which would exceed the deduction limits under Section 404 of the Code.

Section 4.16                                Labor Relations.

(a)                                  Except as set forth on Schedule 4.16, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, Contract or legally binding commitment to any trade union or employee organization in respect of or affecting employees, or is currently engaged in any negotiation with any trade union or employee organization.

(b)                                 The Company (i) is in compliance in all material respects with all Laws, agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment and (ii) is in material compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”), and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

Section 4.17                                Insurance Policies.

(a)                                  Schedule 4.17 contains a correct and complete list of all insurance policies carried by or for the benefit of the Company or any of its Subsidiaries, specifying the insurer, the amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage shall continue by virtue of premiums already paid.  All such insurance policies are in full force and effect and neither the Company nor any of its Subsidiaries has reached or exceeded its policy limits for any insurance policy in effect at any time during the past 2 years.

(b)                                 The Company has made available to Purchaser a true and complete copy of each of the material insurance policies listed on Schedule 4.17.  No notice of cancellation, non-renewal, termination, revocation or material limitation has been received with respect to any such material insurance policy.  There are no pending or, to the Knowledge of the Company, threatened material claims against such insurance policies by the Company or any Subsidiary as to which the insurers have denied liability.  Policies providing insurance coverage to the Company as a named insured for product liability claims is maintained by MedMarc and Chubb, copies of which have been provided to Purchaser.  The Company has not made any material claim on such policies.

Section 4.18                                Warranties.  With respect to the time period prior to September 30, 2003 to the Knowledge of the Company, and for the period thereafter irrespective of the Knowledge of the Company, the Company has not received any oral or written notice relating to any material claim involving: (i) any product manufactured or sold, or any service provided, by the Company or any of its Subsidiaries, resulting from any alleged breach of material contractual requirements, express or implied, applicable thereto, (ii) any breach of any material product warranty (whether express or implied), strict liability in tort, negligent design, specification, processing or manufacture of product or negligent provision of services, defective design, specification, processing or manufacture of product or failure to warn or absence of or defective warnings or instructions, or (iii) any alleged material noncompliance with any applicable governmental, trade association or regulatory specifications or standards for any product manufactured or sold, or any service provided, by the Company or any of its Subsidiaries.

Section 4.19                                Environmental, Health and Safety Matters.

(a)                                  Except as disclosed on Schedule 4.19(a) or as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect:

(i)                                                             each of the Company and its Subsidiaries possesses all, and has not violated any, Licenses required under applicable Environmental Laws, and each is in compliance with all, and has not violated any, applicable Environmental Laws;

(ii)                                                          neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company (after only reasonable internal inquiry and reasonable inquiry of the Company’s advisors, representatives and agents), oral notice or claim alleging a violation of any Environmental Law or any actual or threatened liability under CERCLA or any other Environmental Law from any Governmental Entity or other Person;

(iii)                                                       neither the Company nor any of its Subsidiaries has entered into any consent decree or order, or other agreement, pursuant to any Environmental Law or concerning the investigation or remediation of Hazardous Material, and neither the Company nor any of its Subsidiaries is a party to any judgment, decree or judicial or administrative order, pursuant to any Environmental Law or concerning the investigation or remediation of Hazardous Material;

(iv)                                                      to the Knowledge of the Company (after only reasonable internal inquiry and reasonable inquiry of the Company’s advisors, representatives and agents), (A) there has been no Release of Hazardous Materials from, and there are no Hazardous Materials otherwise present at, any of the Real Property, (B) there was no Release of Hazardous Materials from, and no Hazardous Materials were otherwise present at, any property formerly owned or leased by the Company or its Subsidiaries during or prior to the period of such ownership or tenancy; and (C) there has been no Release of Hazardous Materials from, and no Hazardous Materials were otherwise present at, any property at which the Company or its Subsidiaries has arranged for the disposal, treatment, recycling or other handling of Hazardous Materials, in each case (A) through (C) which Release or presence requires remediation by the Company or any Subsidiary under applicable Environmental Laws, or could reasonably be expected to give rise to liability of, or result in costs to, the Company or any of its Subsidiaries under Environmental Laws;

(v)                                                         there is no suit, action, claim, arbitration, proceeding, or injunction, or to the Knowledge of the Company (after only reasonable internal inquiry and reasonable inquiry of the Company’s advisors, representatives and agents), investigation by or before any Governmental Entity pending against the Company or any of its Subsidiaries or any property thereof, or, to the Company’s Knowledge (after only reasonable internal inquiry and reasonable inquiry of the Company’s advisors, representatives and agents), threatened against or otherwise affecting the Company, any of its Subsidiaries or any property of any thereof, pursuant to any Environmental Law or with respect to the presence or Release of Hazardous Substances;

(vi)                                                      to the Company’s Knowledge (after only reasonable internal inquiry and reasonable inquiry of the Company’s advisors, representatives and agents) no transfers of any Licenses, and no consents, under Environmental Laws will be required to permit the Purchaser to conduct the business and operations of the Company and its Subsidiaries in full compliance with all applicable Environmental Laws immediately following the Closing Date, as conducted by the Company and its subsidiaries immediately prior to the Closing Date; and

(vii)                                                   No Lien in favor of any Person relating to or in connection with any claim under Environmental Law has been filed or has attached to the Owned Real Property, or to the Knowledge of the Company (after only reasonable internal inquiry and reasonable inquiry of the Company’s advisors, representatives and agents), the Leased Real Property.

(b)                                 The Company has made available to the Purchaser complete copies of all reports, correspondence and memoranda and any similar document in the Company’s possession or control containing material information relating to compliance with, or liability or obligations under, Environmental Laws affecting the Company or any of its Subsidiaries (including with respect to the environmental condition of any Real Property).

(c)                                  Except as set forth on Schedule 4.19(c), neither the Company nor any of its Subsidiaries has paid any material fine or penalty within the prior 5 years for a violation of any Environmental Laws.

(d)                                 Notwithstanding any other provision of this Agreement, this Section 4.19 and Sections 4.9, 4.10, 4.13 and 4.17 set forth the Company’s sole and exclusive representation and warranty with respect to Environmental Laws, Hazardous Materials and other environmental matters.  Except as specifically set forth in or arising under this Agreement, from and after the Closing, the Parties waive any rights and claims for contribution or other rights of recovery arising out of or relating to any Environmental Laws that such Party may have against the other Party, whether at law or in equity, relating to the transactions contemplated hereby.

Section 4.20                                Intellectual Property.

(a)                                  Schedule 4.20 contains a correct and complete list of all Company Registered Intellectual Property, all material unregistered Company Intellectual Property (to the Knowledge of the Company) and all material Intellectual Property License Agreements.

(b)                                 Except as set forth on Schedule 4.20, no Intellectual Property owned by the Company or any of its Subsidiaries and no Company Proprietary Software is subject to any proceeding or outstanding consent, decree, order or judgment (i) restricting in any manner the use thereof by the Company or any of its Subsidiaries (ii) that may affect the validity, use or enforceability of any such Intellectual Property or any such Company Proprietary Software or (iii) contesting the ownership of such Intellectual Property or Company Proprietary Software by the Company or its Subsidiaries, as applicable.  Except as set forth on Schedule 4.20, to the Knowledge of the Company, no Intellectual Property licensed to, or used or held for use by the Company or any of its Subsidiaries and no Company Licensed Software, either of which is material to the operations of the Company or any of its Subsidiaries, is subject to any proceeding or outstanding consent, decree, order or judgment (i) restricting in any manner the use thereof by the Company or any of its Subsidiaries or (ii) that may affect the validity, use or enforceability of such Intellectual Property or any such Company Licensed Software.

(c)                                  Each item of Company Registered Intellectual Property is subsisting and in full force in all material respects, and, to the Knowledge of the Company, each item of Company Intellectual Property is valid and enforceable; provided, however, that the Company makes no representation that a validity search or a validity opinion was performed or obtained with respect to any patent right included in the Company Registered Intellectual Property.  Except as set forth on Schedule 4.20, all necessary registration, maintenance and renewal fees currently due and owing in connection with Company Registered Intellectual Property have been paid and all necessary documents, recordations and certifications in connection with the Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property and recording ownership by the Company or any of its Subsidiaries of such Company Registered Intellectual Property.

(d)                                 Except as set forth on Schedule 4.20, the Company is the sole and exclusive owner, free and clear of any and all Liens (excluding licenses entered into in the Ordinary Course), of each item of Company Intellectual Property, other than Intellectual Property that is licensed to the Company or any of its Subsidiaries pursuant to an Intellectual Property License Agreement.  To the Knowledge of the Company, (i) the Company Intellectual Property includes all Intellectual Property used or held for use in the business and operations of the Company and its Subsidiaries as currently conducted; and (ii) the Intellectual Property License Agreements include all contracts and agreements granting any right to use or practice any rights under any Intellectual Property used or held for use in the business and operations of the Company and its Subsidiaries as currently conducted.

(e)                                  Schedule 4.20 lists all works of original authorship both owned by the Company or any of its Subsidiaries and prepared by or on behalf of the Company or any of its Subsidiaries (including Software programs and mask works), which works are material to the conduct of the business of the Company or any of its Subsidiaries as currently conducted, regardless of whether the Company has obtained or is seeking a copyright registration for such works lists all works of original authorship both owned by the Company or any of its Subsidiaries and prepared by or on behalf of the Company or any of its Subsidiaries (including Software programs and mask works), which works are material to the conduct of the business of the Company or any of its Subsidiaries as currently conducted, regardless of whether the Company has obtained or is seeking a copyright registration for such works.

(f)                                    There is no claim or proceeding pending or, to the Knowledge of the Company, threatened against the Company alleging that the business or operations of the Company and its Subsidiaries as currently conducted, including the Company’s and its Subsidiaries’ design, development, manufacture, use, reproduction, display, marketing and sale of the products or services (including Software) of the Company and its Subsidiaries infringe or misappropriate the Intellectual Property of any third party, and, to the Knowledge of the Company, the business and operations of the Company and its Subsidiaries as currently conducted, including the Company’s and its Subsidiaries’ design, development, manufacture, use, reproduction, display, marketing and sale of the products or services (including Software) of the Company and its Subsidiaries do not infringe or misappropriate the Intellectual Property of any third party.

(g)                                 Except as set forth on Schedule 4.20, the Company has no Knowledge and has not received notice from any third party that the business or operations of the Company or its Subsidiaries as currently conducted, or any product or service of the Company or any of its Subsidiaries infringes or misappropriates the Intellectual Property of any third party.

(h)                                 Except as set forth on Schedule 4.20, to the Knowledge of the Company, no Person is infringing or misappropriating any material Company Intellectual Property.

(i)                                     The Company has taken commercially reasonable steps to protect the rights of the Company and its Subsidiaries in the Confidential Information and any trade secret or confidential information of third parties used by the Company or any of its Subsidiaries.

(j)                                     The Company has taken commercially reasonable steps to require its employees, agents, consultants, contractors or other Persons to execute appropriate instruments of assignment in favor of the Company or any of its Subsidiaries as assignee to convey to the Company or any of its Subsidiaries ownership of all Intellectual Property developed by such employees, agents, consultants, contractors or other Persons on behalf of the Company of any of its Subsidiaries.

(k)                                  Except as set forth on Schedule 4.20, each of the Intellectual Property License Agreements is valid and enforceable, is binding on all parties thereto, is in full force and effect, and, to the Knowledge of the Company no party to any Intellectual Property License Agreement is in breach thereof or default thereunder.

Section 4.21                                Food and Drug Matters.

(a)                                  Except as disclosed on Schedule 4.21(a) or as would not reasonably be expected to result in a Company Material Adverse Effect:

(i)                                                             the Company and each of its Subsidiaries possess all permits and approvals required under, and each is in compliance with applicable Food and Drug Laws, including without limitation the (x) current good manufacturing practice and Quality System Regulation requirements of the United States Food and Drug Administration (“FDA”) under 21 Code of Federal Regulations part 820, and (y) establishment registration and device listing requirements of the FDA under 21 Code of Federal Regulations part 807;

(ii)                                                          neither the Company nor any of its Subsidiaries has received written notice that the conduct of its business or any of its products were or are in violation of any Food and Drug Laws or the subject of any investigation under the Food and Drug Laws;

(iii)                                                       neither the Company nor any of its Subsidiaries has entered into any consent decree or order pursuant to any Food and Drug Law, and neither the Company nor any of its Subsidiaries is a party to any judgment, decree or judicial or administrative order pursuant to any applicable Food and Drug Laws;

(iv)                                                      neither the Company nor any of its Subsidiaries has undertaken a recall or field correction or removal of any of product;

(v)                                                         no employee of the Company nor any of its Subsidiaries has been disqualified or debarred by the FDA or any other Governmental Entity for any purpose for conduct relating to the Food and Drug laws; and

(vi)                                                      neither the Company nor any of its Subsidiaries is required under Food & Drug Laws to obtain or hold clearances or approvals for any of their currently manufactured products.

(b)                                 The Company has made available to the Purchaser complete copies of all material reports, correspondence and memoranda in the Company’s possession relating to the Company’s and its Subsidiaries’ compliance with applicable Food and Drug Laws, including all (x) notice of inspectional observations on an FDA Form 483, or equivalent reports by inspectors or officials from any other Governmental Entity of any situation requiring attention or correction or of conditions or circumstances that are objectionable under or otherwise contrary to applicable Food and Drug Laws, (y) warning letters, correspondence, notices or other communications from the FDA or any other Governmental Entity indicating a failure to comply with applicable Food and Drug Laws, and (z) other documents that assert past or ongoing lack of compliance with any applicable Food and Drug Laws.

(c)                                  Except as set forth on Schedule 4.21(c), neither the Company nor any of its Subsidiaries has been the subject of any enforcement action within the prior 5 years for a violation of any Food and Drug Laws.

Section 4.22                                Transactions with Affiliates.  Except as set forth on Schedule 4.22 or as disclosed in the forms, reports, schedules, statements, prospectuses and other documents and exhibits publicly filed with or furnished to the SEC by Accellent Corp. (as such forms, reports, schedules, statements, prospectuses and other documents have been amended or supplemented), since January 1, 2003, there is no Contract and has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed Contracts or transactions, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 4.23                                Brokers, Finders and Investment Bankers.  Except as set forth on Schedule 4.23, neither the Company nor any of its Subsidiaries has (and none of their respective directors, officers, employees or Affiliates on their behalf have) employed any broker, finder, financial advisor or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

Section 4.24                                Disclaimer of Additional Representations and Warranties.  NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT TO THE CONTRARY, THE COMPANY SHALL NOT BE DEEMED TO HAVE MADE TO THE PURCHASER ANY REPRESENTATION OR WARRANTY IN THIS ARTICLE IV OTHER THAN AS EXPRESSLY MADE HEREIN.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the written disclosure schedules delivered by the Purchaser to the Company in connection with the execution and delivery of this Agreement (the “Purchaser Disclosure Schedules”), it being acknowledged and agreed by the Company that any matter set forth in any schedule, section or subsection of the Purchaser Disclosure Schedules shall be deemed to be a disclosure for all purposes of this Agreement and all other schedules, sections or subsections of the Purchaser Disclosure Schedules to which such matter could reasonably be expected to be pertinent (to the extent such disclosure sets forth on its face facts in sufficient detail so that the relevance of such disclosure is reasonably apparent to a reader of such disclosure), but shall expressly not be deemed to constitute an admission by the Purchaser or any of its Subsidiaries, or otherwise imply, that any such matter rises to the level of a Purchaser Material Adverse Effect or is otherwise material for purposes of this Agreement or the Purchaser

Disclosure Schedules, the Purchaser represents and warrants to the Company as follows as of the date hereof and the Closing Date:

Section 5.1                                      Organization.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority and all licenses, permits and authorizations necessary to own, lease and operate its properties and to carry on its business as now being conducted and as presently proposed to be conducted.  The Purchaser is duly qualified and licensed to transact business as a foreign corporation or other organization, as applicable, and is in good standing in each other jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, except where the failure to so qualify, be licenses or to be in good standing has not had and would not, individually or in the aggregate, reasonably be expected to result in a Purchaser Material Adverse Effect.  The Purchaser has delivered to the Company correct and complete copies of its certificate of incorporation and bylaws as currently in effect.

Section 5.2                                      Authorization.

(a)                                  The Purchaser has the corporate right, power and capacity to execute and deliver this Agreement and each Purchaser Ancillary Document to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement has been and, as of the Closing Date, the Purchaser Ancillary Documents shall be, duly executed and delivered by the Purchaser or Merger Sub, as applicable, and do or shall, as the case may be, assuming due authorization, execution and delivery of this Agreement and the Purchaser Ancillary Documents by the Company constitute the valid and binding agreements of Purchaser or Merger Sub, as applicable, enforceable against Purchaser or Merger Sub, as applicable, in accordance with their respective terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting or relating to enforcement of creditors’ rights generally, and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(b)                                 The Board of Directors of the Purchaser acting in accordance with the applicable provisions of the Delaware General Corporation Law, the Purchaser’s Certificate of Incorporation, the Purchaser’s Bylaws and the other governing documents of the Purchaser (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the Purchaser and the Purchaser’s stockholders, (ii) authorized, approved and adopted the Merger, this Agreement and the transactions contemplated thereby and hereby.  Purchaser, in its capacity as the sole stockholder of Merger Sub, shall consent in writing to the approval and adoption of the Merger and the transactions contemplated hereby on or prior to the Closing Date. The actions of the Board of Directors of the Purchaser referred to in this Section 5.2(b), which have been taken on or prior to the date hereof, and the approval of the Purchaser’s stockholders constitute the only corporate or stockholder action on the part of the Purchaser required to approve, authorize and adopt the Merger, this Agreement and the transactions contemplated hereby under the Delaware

General Corporation Law, the Purchaser’s certificate of incorporation, the Purchaser’s bylaws and other governing documents of the Purchaser.

Section 5.3                                      Absence of Restrictions and Conflicts.  The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the compliance with, the terms and conditions hereof and thereof do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under or result in the loss of any benefit under (a) any term or provision of the certificate of incorporation or bylaws of the Purchaser, (b) any Contract to which the Purchaser is a party, (c) to the Knowledge of the Purchaser, any Law applicable to the Purchaser, other than with respect to clauses (b) and (c) above any violation, conflict, breach, default or loss that would not, individually or in the aggregate, reasonably be expected to result in a Purchaser Material Adverse Effect.  No consent, approval, registration, order or authorization of, filing with, or notice to, any Governmental Entity is required with respect to the Purchaser or Merger Sub in connection with the execution, delivery or performance of this Agreement or the Purchaser Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, other than (i) the filing of the Articles of Merger with the State Department of Assessments and Taxation of the State of Maryland in accordance with the MGCL, (ii) compliance with any applicable requirements of the HSR Act or any competition, merger control, antitrust or similar Law and (iii) such other consents, registrations, approvals, orders, authorizations, notices and filings that would not reasonably be expected to result in a Purchaser Material Adverse Effect.

Section 5.4                                      Sufficient Funds; Solvency.

(a)                                  Attached as Schedule 5.4(a)(i) is a true and complete copy of the commitment letter, dated as of October 7, 2005, among the Purchaser, J.P. Morgan Securities Inc. and JP Morgan Chase Bank, N.A. (collectively, the “Agents”) (the “Debt Financing Commitment”), pursuant to which the Agents have agreed, subject to the conditions set forth therein, to lend the amount set forth in the Debt Financing Commitment to the Purchaser for the purpose, among other things, of consummating the transactions contemplated by this Agreement (the “Debt Financing”).  Attached as Schedule 5.4(a)(ii) is a true and complete copy of the commitment letter, dated as of October 7, 2005, between the Purchaser and KKR Millennium Fund L.P. (the “Equity Financing Commitment”, and, together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which KKR Millennium Fund L.P. has committed, subject to the conditions set forth therein, to invest the amount set forth therein to purchase equity interests in Purchaser (the “Equity Financing”, and, together with the Debt Financing, the “Financing”).  Financing Commitments are legal, valid and binding obligations of the Purchaser and, to the Knowledge of the Purchaser, each of the other parties thereto.  None of the Financing Commitments has been amended or modified prior to the date of this Agreement, and as of the date hereof the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect.  The Financing Commitments are in full force and effect and the representations made by the Purchaser in the Financing Commitments are accurate in all material respects.  Except for the payment of customary fees, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments.  As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Purchaser, and to the Knowledge of the Purchaser, any other parties thereto, under the Financing Commitments.  As of the date hereof, the Purchaser has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or that the Financing will not be made available to Purchaser on the Closing Date.  Subject to its terms and conditions, the Financing, when funded in accordance with the Financing Commitments, together with funds available to the Purchaser will provide the Purchaser, Merger Sub and the Surviving Corporation with cash proceeds at the Effective Time sufficient to make the payments required by Article III and pay all other amounts to be paid by the Purchaser, Merger Sub or the Surviving Corporation hereunder, including the repayment of the Closing Date Indebtedness, the payment of all Transaction Expenses, to pay the fees and expenses, including any contractual payment premium, consent solicitation payment, tender premium or prepayment or similar penalty payable in connection with the Debt Offer for the 10% Senior Subordinated Notes, and to provide working capital to the Surviving Corporation.

(b)                                 Immediately following the Closing, the Company will be Solvent.  For purposes of this Agreement, “Solvent” when used with respect to the Company, means that, immediately following the Closing Date, (i) the amount of the Present Fair Salable Value of its assets will, as of such date, exceed all of its stated liabilities and identified contingent liabilities, as of such date, (ii) the Company will not have, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged as the management of the Company has indicated it is now conducted and is proposed to be conducted following the Closing and (iii) the Company will be able to pay its debts as they become due in the ordinary course of business.  “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of the Company (including goodwill) are sold as an entirety with reasonable promptness in an arms length transaction under present conditions for the sale of comparable business enterprises, as such conditions are reasonably understood by Purchaser.

Section 5.5                                      Legal Proceedings.  Except as set forth on Schedule 5.5 there is no Litigation pending or, to the Knowledge of the Purchaser, threatened against the Purchaser, any of its Subsidiaries or their respective businesses, rights or properties, (i) which would reasonably be expected to result in a Purchaser Material Adverse Effect or (ii) seeking to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

Section 5.6                                      Investment Intent.  The Purchaser is purchasing the shares of capital stock of the Company pursuant to this Agreement solely for its own account and with no intention of distributing or reselling such shares or any part thereof, or interest therein, in any transaction that would be in violation of the Securities Act, or any other securities laws of the United States of America or any state thereof.

Section 5.7                                      Status as Accredited Investor.  The Purchaser is an “accredited investor” (as that term is defined in Rule 501 of Regulation D under the Securities Act).  The Purchaser has such knowledge and experience in business and financial matters so that the Purchaser is capable of evaluating the merits and risks of an investment in the shares being acquired hereunder.  The Purchaser understands the full nature and risk of an investment in such shares.  The Purchaser further acknowledges that it has had access to the books and records of the

Company, is generally familiar with the business being conducted by the Company and has had an opportunity to ask questions concerning the Company and the Company’s securities.

Section 5.8                                      Ownership and Operations of Merger Sub.  The Purchaser will own, immediately prior to the Effective Time, of record and beneficially, all outstanding shares of capital stock of Merger Sub.  Merger Sub will be formed solely for the purpose of engaging in the transactions contemplated hereby, and as of the Effective Time, will have engaged in no other business or other activities or incurred any liabilities, other than in connection with or as contemplated herein.

Section 5.9                                      Brokers, Finders and Investment Bankers.  Neither the Purchaser nor any of its Subsidiaries has (and none of their respective directors, officers, employees or Affiliates on their behalf have) employed any broker, finder, financial advisor or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby for which the Company could have any liability.

Section 5.10                                Reliance; Inspection.  The Purchaser is an informed and sophisticated purchaser, and has engaged advisors experienced in the evaluation and purchase of companies such as the Company and its Subsidiaries as contemplated hereunder.  The Purchaser has undertaken such investigation and has been provided with and has evaluated such documents and information provided to it to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.  The agreements, acknowledgements and representations made by Purchaser pursuant to this Section are made for and on behalf of itself and Merger Sub.

ARTICLE VI

CERTAIN COVENANTS AND AGREEMENTS

Section 6.1                                      Conduct of Business by the Company.  For the period commencing on the date hereof and ending at the Effective Time, except as expressly contemplated by this Agreement, as set forth on Schedule 6.1, or otherwise consented to in advance in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Company hereby agrees that:

(a)                                  Neither the Company nor any of its Subsidiaries shall:

(i)                                                             amend (i) the charter, by-laws, limited liability company agreement, partnership agreement or other similar governing documents of the Company or its Subsidiaries, or (ii) any material term of any outstanding security of the Company;

(ii)                                                          except pursuant to (A) the exercise of options issued pursuant to the Stock Option Plan, (B) the exercise of Class AB Warrants by any of the Class AB Warrant Holders, (C) the exercise of Class A-8 Warrants by any of the Class A-8 Warrant Holders, (D) the conversion of Preferred Stock by the Preferred Stockholders, and (E) grants made to new hires (hired in the Ordinary Course), issue, transfer, sell or deliver any shares of its capital stock or other ownership interests (or options or other securities convertible into or exchangeable or exercisable for, with or without additional consideration, such capital stock or other ownership interests);

(iii)                                                       split, combine or reclassify any shares of its capital stock or other ownership interests or declare, set aside or pay any dividends or make any other distributions (whether in cash, stock or other property) in respect of such shares or other ownership interests, except for dividends and distributions by a Subsidiary of the Company to another Subsidiary of the Company or to the Company;

(iv)                                                      except as required pursuant to any Contract in effect on the date hereof (including, the Shareholders’ Agreement, the Company Benefit Plans or Articles of Incorporation), redeem, purchase or otherwise acquire for any consideration any outstanding shares of its capital stock, other ownership interests or securities carrying the right to acquire or which are convertible into or exchangeable or exercisable for, with or without additional consideration, such capital stock or other ownership interests;

(v)                                                         incur, assume or guarantee any indebtedness for borrowed money (except in the Ordinary Course) or other borrowings permitted under the Company’s or its Subsidiaries’ lines of credit as in effect on the date of this Agreement;

(vi)                                                      create any Subsidiary or, except as required pursuant to any Contract existing on the date hereof (including, the Shareholders’ Agreement), make any acquisition or disposition of stock or other securities of any Person;

(vii)                                                   make any investment in, or acquire any assets or properties from any other Person except (i) pursuant to existing contracts or commitments disclosed to the Purchaser prior to the date hereof, (ii) purchases of raw materials, supplies and similar assets in the Ordinary Course and (iii) other investments and acquisitions not in excess of $10,000,000 in the aggregate;

(viii)                                                sell, lease, license or otherwise dispose of any material assets or property, including Company Intellectual Property, except (i) pursuant to existing contracts or commitments disclosed to the Purchaser prior to the date hereof, (ii) in the Ordinary Course, (iii) with respect to Company Intellectual Property, otherwise in the Ordinary Course and (iv) other dispositions not in excess of $10,000,000 in the aggregate;

(ix)                                                        merge or consolidate with (or enter into any similar business combination transaction) any corporation or other entity;

(x)                                                           other than entering into contracts or obtaining either surety bonds or letters of credit in the Ordinary Course (A) create, grant, assume or suffer to be incurred any Lien of any kind on any of its properties or assets (including Company Intellectual Property) that would reasonably be expected to result in a Company Material Adverse Effect and other than Permitted Liens (including Liens created pursuant to or in connection with the Closing Indebtedness), (B) incur any liability or obligation of the type required to be disclosed in accordance with GAAP, except liabilities and obligations incurred in the Ordinary Course and other liabilities and obligations that would not reasonably be expected to result in a Company Material Adverse Effect or (C) make any commitment for any capital expenditure to be made on or following the date hereof other than capital expenditures that are not materially in excess of those forecasted in the Company’s current operating budget provided to the Purchaser prior to the date hereof;

(xi)                                                        amend, supplement, modify, terminate, allow to lapse, assign or otherwise transfer, in whole or in part, its rights and interests in or under any Company Contract or any Intellectual Property License Agreement except in the Ordinary Course, or enter into any agreement that would be required to be listed on Schedule 4.13(a) if in existence on the date of this Agreement except in the Ordinary Course;

(xii)                                                     other than in the Ordinary Course, dispose of or permit to lapse any right to the use of any patent, trademark, trade name, service mark, mask work, license or copyright of any Company or any of its Subsidiaries which is material to the business of the Company and its Subsidiaries taken as a whole, or dispose of or disclose to any Person, any material trade secret, formula, process, design, technology or know-how of any Company or any of its Subsidiaries not heretofore a matter of public knowledge;

(xiii)                                                  increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its Affiliates, employees, officers, directors or consultants, except in the Ordinary Course in the case of employees (who are not directors or officers) with a base compensation of less than $150,000 annually;

(xiv)                                                 except as required by Law or a Company Benefit Plan or in the Ordinary Course, establish, adopt, enter into, amend or terminate or increase the benefits provided under any Employment Agreement or Employee Benefit Plan (or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employment Agreement or Employee Benefit Plan if it were in existence as of the date of this Agreement) or enter into any collective bargaining agreement;

(xv)                                                    make or change any material election relating to Taxes, change any annual accounting period, adopt or change any accounting method, file any amended material Tax Return except in the Ordinary Course, enter into any closing agreement, settle any material Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the determination or payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Purchaser, the Company or any of the Company’s Subsidiaries for any period ending after the Closing Date or for any period ending on or prior to the Closing Date unless such Tax Liability will be paid prior to the Closing Date, or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date;

(xvi)                                                 make any loan or advance to any Person, other than advances to employees in the Ordinary Course;

(xvii)                                              settle or compromise any material action, suit, litigation or other proceeding, whether administrative, civil or criminal, in law or in equity, or before any Governmental Entity;

(xviii)                                           make any change to any method of accounting or accounting practice, policy, principle or procedure except as required by law or GAAP;

(xix)                                                   except in the Ordinary Course, enter into any agreement with respect to any hedging, swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions

(xx)                                                      directly or indirectly enter into any transaction, agreement or arrangement with any of the Company’s stockholders, directors, officers or employees or any of their respective Affiliates or Associates, except in connection with the transactions contemplated hereby;

(xxi)                                                   cancel any debts or waive any claims or rights of substantial value (including the  cancellation, compromise, release or assignment of any Indebtedness owed to, or claims held by, the Company and any of its Subsidiaries), except for cancellations made or waivers granted in the Ordinary Course;

(xxii)                                                repay, repurchase or otherwise make any payments in respect of any Indebtedness, except for payments in the Ordinary Course and scheduled payments of principal and interest and repayments under the Company’s revolving credit facility;

(xxiii)                                             transfer, factor or otherwise encumber any accounts receivable;

(xxiv)                                            exercise any efforts to sell or otherwise dispose of inventory other than in the Ordinary Course; or

(xxv)                                               commit, authorize or agree to do, as applicable, any of the foregoing.

(b)                                 The Company and each of its Subsidiaries shall use commercially reasonable efforts to:

(i)                                                             conduct its business in the Ordinary Course;

(ii)                                                          collect all accounts receivable and pay all accounts payable in the Ordinary Course;

(iii)                                                       preserve intact the assets, goodwill and business organization of the Company and each of its Subsidiaries, keep the officers and employees of the Company and each of its Subsidiaries available to the Purchaser, subject to employee terminations in the Ordinary Course, and preserve the relationships and goodwill of the Company and each of its Subsidiaries with customers, distributors, suppliers, employees and other Persons having business relations with the Company or any of its Subsidiaries;

(iv)                                                      maintain in full force and effect until the Effective Time substantially the same levels of coverage of insurance with respect to the assets, operations and activities of the Company and its Subsidiaries as are in effect as of the date of this Agreement;

(v)                                                         continue to make capital expenditures pertaining to the business of the Company and its Subsidiaries in accordance with the capital expenditure budget provided to the Purchaser prior to the date of this Agreement and attached hereto as Schedule 6.1;

(vi)                                                      comply in all material respects with all Laws applicable to the Company and its Subsidiaries;

(vii)                                                   maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification;

(viii)                                                maintain or renew any applications or registrations for Company Registered Intellectual Property for which such maintenance or renewal payment is due within 30 days from the Closing Date; and

(ix)                                                        maintain inventory levels in a manner consistent with past practice.

(c)                                  Nothing contained herein shall give to Purchaser, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations or businesses prior to the Effective Time.  Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions hereof, complete control and supervision of their operations and businesses.

Section 6.2                                      Stockholder Meeting.  The Company shall, in accordance with the MGCL, the Articles of Incorporation and the Bylaws, (i) duly take all lawful action to call and give notice of, and use commercially reasonable efforts to convene and hold, a meeting of its stockholders (the “Company Stockholder Meeting”) as soon as reasonably practicable after the date hereof, but not less than 10 days after the date of the provision of notice of such meeting, for the purpose of obtaining the Company Stockholder Approval with respect to the Merger and the transactions contemplated hereby and (ii) use commercially reasonable efforts to solicit the approval of the Merger and the transactions contemplated hereby.  In furtherance of the foregoing, except as set forth in Section 6.4(d), the Board of Directors of the Company shall recommend approval of this Agreement by the stockholders of the Company as set forth in Section 4.2(b).

Section 6.3                                      Access to Information; Confidentiality.

(a)                                  Subject to compliance with applicable Law and Section 6.3(b), during the period commencing on the date hereof and ending on the Closing Date, the Company shall, and shall cause its Subsidiaries to, (i) give Purchaser, its Representatives and potential financing sources reasonable access to the offices, facilities, personnel, properties, Contracts, books and records (including, without limitation, accountant’s work papers) of the Company and its Subsidiaries during normal business hours, (ii) furnish to Purchaser and its Representatives such financial and operating data and all other information as such Persons may reasonably request, (iii) deliver to Purchaser monthly financial reports and any other reports delivered to the Company’s executive officers in the Ordinary Course that discuss the Company’s ongoing operating or financial results at the same time that such reports are delivered to such executive officers and (iv) shall instruct its Representatives to cooperate with Purchaser in its investigation of the business of the Company; provided, however, that no investigation of the Company’s business shall affect any representation or warranty made by either Party hereto or any condition to the obligations of either Party hereto.  Each Party will use commercially reasonable efforts to minimize any disruption to the businesses of the Company and its Subsidiaries that may result from requests for access, data and information hereunder.  Notwithstanding the foregoing, this Section 6.3 shall not be construed as granting Purchaser or its Representatives access to the Real Property for purposes of performing any environmental testing or sampling without the prior written approval of the Company, which shall not be unreasonably withheld or conditioned.  In no event shall the Company be required to approve of any environmental testing or sampling at any Leased Real Property unless the Company obtains the consent of the relevant landlord(s), which consent the Company shall take commercially reasonable steps to obtain..

(b)                                 All information provided or obtained in connection with the transactions contemplated hereby will be held by Purchaser in accordance with the Confidentiality Agreement, dated July 12, 2005, between an Affiliate of Purchaser and the Company (the

“Confidentiality Agreement”).  In the event of a conflict or inconsistency between the terms hereof and the Confidentiality Agreement, the terms hereof will govern. Notwithstanding the foregoing, the Company shall not be required to provide any information that it reasonably believes it may not provide to the Purchaser by reason of contractual or legal restrictions, including applicable Laws or which it believes is competitively sensitive information; provided, however, that the Company and Purchaser will use their commercially reasonable efforts to institute appropriate substitute disclosure arrangements, to the extent practicable under the circumstances.  In addition, the Company may designate any competitively sensitive information provided to the Purchaser under this Agreement as “outside counsel only” and such information shall be given only to the outside counsel of Purchaser and may not be shared with the Purchaser or any of its Subsidiaries or any of their respective Representatives (other than such outside counsel).

Section 6.4                                      Acquisition Proposals; Board Recommendation.

(a)                                  The Company shall immediately terminate, and shall cause its and its Subsidiaries’ officers, directors, employees, attorneys, accountants, advisors, representatives and agents (“Representatives”) and Affiliates to immediately terminate, all existing activities, including discussions or negotiations, if any, with any Person conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal.  The term “Acquisition Proposal” means any offer or proposal (whether or not in writing) (other than an offer or proposal by or on behalf of the Purchaser or its Affiliates) for, or any indication of interest in: (i) a transaction or series of transactions pursuant to which any Person or group of Persons, directly or indirectly, acquires or would acquire beneficial ownership of more than 10% of the outstanding voting power or equity ownership of the Company or any of its Subsidiaries, whether from the Company or pursuant to a tender offer, exchange offer or otherwise; (ii) a merger, consolidation, business combination, reorganization, share exchange, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction, directly or indirectly, involving the Company or any of its Subsidiaries; (iii) any transaction or series of transactions which would result in any Person (or group of Persons) other than the Purchaser, Merger Sub or any of their Affiliates (any such Person, a “Third Party”) acquiring, directly or indirectly, 10% or more of the fair market value of the assets (including the capital stock of any Subsidiary of the Company) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a Subsidiary of the Company or otherwise); or (iv) any combination of the foregoing.

(b)                                 From the date hereof until the Effective Time, the Company shall not, and the Company shall cause its Subsidiaries not to, and shall not authorize or permit its or their Representatives or Affiliates on its behalf to, directly or indirectly (i) solicit, initiate, encourage, directly or indirectly, or otherwise facilitate any proposal, inquiry, discussion, offer or request that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or disclose or provide any non-public information relating to the Company or its Subsidiaries to, or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person with respect to any business combination or sale of assets of the Company outside the Ordinary Course, (iii) except as provided in this Section 6.4 and subject to compliance herewith, enter into any agreement or agreement in principle with any Person that has made an Acquisition Proposal or such a proposal, inquiry or request or any of such Person’s Affiliates, or (iv) grant any waiver or release under, or fail to enforce to the maximum extent possible, any standstill or similar agreement by any Person who has made an Acquisition Proposal; provided, however, that prior to obtaining the Company Stockholder Approval, the Company and its Representatives may take any actions described in clause (ii) of this subsection (b) in respect of a Person that has made an Acquisition Proposal if, but only if, (A) such Person has submitted a bona fide written Acquisition Proposal, (B) the Company has not violated its obligations under this Section 6.4 and at such time the Company has complied with its obligations under this Section 6.4, and the Company is proceeding in good faith with respect to its obligations under Section 6.2, to the extent applicable, (C) such Person has entered into a confidentiality agreement and a standstill agreement with the Company on terms that are no less favorable to the Company than the Confidentiality Agreement, (D) such Acquisition Proposal is or would reasonably be expected to lead to a Superior Proposal, (E) a majority of the Board of Directors of the Company has determined in good faith, after receipt of advice from outside counsel, that (i) the failure to take such action would reasonably be expected to result in a failure of the Board of Directors of the Company to comply with its duties under Maryland law and (F) prior to disclosing or providing any such nonpublic information the Company shall disclose all such information to the Purchaser.  For purposes of this Agreement, a “Superior Proposal” means any bona fide, written Acquisition Proposal from a third party that a majority of the members of the Board of Directors of the Company determine in good faith, after consultation with its outside legal counsel and financial advisors, would result in a transaction, if consummated, that would be more favorable to the Company’s stockholders (taking into account all facts and circumstances, including all legal, financial, regulatory and other aspects of the proposal and the identity of the offeror and the likelihood of such Acquisition Proposal being consummated) than the transactions contemplated hereby; provided that to be a Superior Proposal, an Acquisition Proposal must result in a Third Party (or the shareholders of such Third Party) acquiring, directly or indirectly, more than 80% of the Company Stock (or the surviving or ultimate parent entity in such transaction) or all or substantially all of the assets of the Company and its subsidiaries, taken as a whole.

(c)                                  The Company shall promptly (and in any event, within 2 Business Days) advise the Purchaser, telephonically and in writing, of the Company’s receipt of any Acquisition Proposal or any proposal, inquiry or request that could reasonably be expected to lead to an Acquisition Proposal.  The Company shall promptly (and in any event, within 2 Business Days) provide the Purchaser with the material terms and conditions of any such Acquisition Proposal, inquiry or request and the identity of the Person making the same.  The Company shall promptly update the Purchaser in respect of material changes in the status or content of any discussions or negotiations regarding any Acquisition Proposal, and shall promptly (and in any event, within 2 Business Days) inform the Purchaser of any change in any of the price, form of consideration or other meaningful terms of any Acquisition Proposal.  Promptly (and in any event, within 2

Business Days) upon determination by the Board of Directors of the Company that an Acquisition Proposal constitutes a Superior Proposal, the Company shall deliver to the Purchaser a written notice advising it that the Board of Directors of the Company has so determined, specifying in reasonable detail the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal, and providing the Purchaser with copies of all written materials received from such Person.

(d)                                 The Board of Directors of the Company has adopted a resolution recommending the approval of the Merger pursuant to this Agreement by the Company’s stockholders (the “Company Recommendation”) and, except as provided in the next sentence, the Board of Directors of the Company shall not, directly or indirectly, withdraw or modify such Company Recommendation.  Prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company shall be permitted to (i) withdraw or modify in a manner adverse to the Purchaser and Merger Sub (or not to continue to make) its recommendation to its stockholders or (ii) cause the Company to enter into an agreement relating to a Superior Proposal if, but only if, with respect to the foregoing clauses (i) and (ii), (A) a majority of the Board of Directors of the Company has determined in good faith, after receipt of advice from outside counsel, that the failure to take such action would reasonably be expected to result in a failure of the Board of Directors of the Company to comply with its duties under Maryland law, (B) the Company has given the Purchaser at least 5 Business Days’ prior written notice of its intention to withdraw or modify such recommendation or enter into such agreement, which notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal, (C) during such 5 Business Day period, Purchaser does not make a proposal that the Board of Directors of the Company determines in good faith, after consultation with its outside advisers, is at least as favorable to the stockholders of the Company as such Superior Proposal and (D) the Company has complied with its obligations under this Section 6.4.  Nothing in this Section 6.4 shall prohibit the Company or the Board of Directors of the Company from taking and disclosing to the stockholders of the Company a position with respect to an Acquisition Proposal by a Third Party to the extent the Company determines to be required under Rule 14e-2 promulgated under the Exchange Act; provided, that unless and until this Agreement is terminated in accordance with Section 9.1 hereof, nothing in this sentence shall affect the obligations of the Company or the rights of the Purchaser under any other provision of this Agreement, and the Company shall hold the Company Stockholder Meeting even if the Board of Directors of the Company has changed the Company Recommendation.

Section 6.5                                      Commercially Reasonable Efforts; Further Assurances; Cooperation.  Subject to the other provisions hereof, each Party shall use commercially reasonable efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all consents required as described on Schedule 4.13(a) and all regulatory approvals and to satisfy all conditions to its obligations hereunder and to cause the transactions contemplated hereby to be effected as soon as practicable, but in any event on or prior to the End Date, in accordance with the terms hereof and shall cooperate fully with the other Party and its Representatives in connection with any step required to be taken as a part of its obligations hereunder, including the following:

(a)                                  Each Party shall use commercially reasonable efforts promptly to (i) make all filings and submissions and shall; (ii) take all other actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated hereby; (iii) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated hereby; and (iv) cooperate with the other in promptly filing any necessary applications, reports or other documents with any Governmental Entity having jurisdiction with respect to this Agreement and the transactions contemplated hereby, and in seeking necessary consultation with and prompt favorable action by such Governmental Entity, including promptly provide counsel for the other party with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Authority and any other information supplied by such party and such party’s Affiliates to a Governmental Authority in connection with this Agreement and the transactions contemplated hereby.  Notwithstanding any provision of this Agreement to the contrary, neither Party shall be required under the terms of this Agreement to dispose of or hold separate all or any portion of the businesses or assets of the Purchaser, the Company, its Subsidiaries, or any of their respective Affiliates, in order to remedy or otherwise address the concerns (whether or not formally expressed) of any Governmental Entity under the HSR Act or any competition, merger control, antitrust or similar Law.

(b)                                 In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the Merger or any other transaction contemplated hereby or seeks damages in connection therewith, the Parties shall (i) cooperate and use commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding, (ii) in the event an injunction or other order is issued in any such action, suit or other proceeding, use commercially reasonable efforts to have such injunction or other order lifted, and (iii) cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(c)                                  The Purchaser, on the one hand, and the Company, on the other hand, shall give prompt notice to the other Party of (i) the occurrence, or failure to occur, of any event that the occurrence or failure of which would be likely to result in the failure to satisfy any condition specified in Article VII and (ii) any failure of the Company or the Purchaser, as the case may be, to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by any of them hereunder.

(d)                                 The Company shall promptly notify the Purchaser of any facts, change, event, effect or occurrence that has resulted in or would reasonably be expected to result in a Company Material Adverse Effect.  The Purchaser shall promptly notify the Company of any fact, change, event effect or occurrence that has resulted in or would reasonably be expected to result in a Purchaser Material Adverse Effect.

(e)                                  Each Party shall promptly notify the other of any written notice or other communication received by such Party from any Governmental Entity in connection with the transactions contemplated hereby.

Section 6.6                                      Financing.

(a)                                  Subject to the terms and conditions hereof, the Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) maintain in effect the Financing Commitments and to satisfy the conditions to obtaining the Financing set forth therein (including, without limitation, by funding the equity contemplated by the Equity Financing Commitment), (ii) enter into definitive financing agreements with respect to the Debt Financing (the “Debt Financing Agreement”) so that the Debt Financing Agreement is in effect as promptly as practicable but in any event no later than the Closing Date and (iii) consummate the Financing at or prior to Closing.  The Purchaser will comply with its conditions and covenants under the Financing Commitments and will not terminate, amend, modify or supplement (or consent or agree to the termination, amendment, modification or supplementing of) in any respect, the terms and conditions of the Financing Commitments, without the prior written consent of the Company (such consent not to be unreasonably withheld or conditioned), except to amend or modify in a manner more favorable to the Purchaser; provided, that in no event shall any such amendments, modifications or supplements cause the representation made in Section 5.4(a) to become untrue as if made on the date of such amendment, modification or supplement or relieve the parties to the Financing Commitments from their obligations under the Financing Commitments to provide the Financing (or (A) limit the Purchaser’s rights to require them to do so, (B) impose any new or more onerous conditions to the funding obligations of such parties to the Financing Commitments or (C) be less favorable to the Company), in each case on the terms set forth in the Financing Commitments without giving effect to any such amendment, modification or supplement.  The Purchaser shall agree to use the bridge facility contemplated by the Financing Commitments to cause the Closing to occur as soon as practicable but in any event no later than (X) 30 days after the satisfaction of the condition contained in Paragraph 6 of Exhibit C to the Debt Commitment Letter if such satisfaction occurs before November 28, 2005 (the “Initial Period”) or (Y) 20 days after the satisfaction of the condition contained in Paragraph 6 of Exhibit C to the Debt Commitment Letter if such satisfaction occurs on or after November 28, 2005; provided, however, if the last day of either such period falls on a weekend such period will be extended to the next Business Day and if the Initial Period ends on or after November 23, 2005, such period shall be extended 3 Business Days.  The Purchaser shall provide to the Company copies of all documents relating to the Financing and shall keep the Company informed of the status of the financing process relating thereto.  The Company shall, and shall cause its Subsidiaries and Representatives to, provide such cooperation as may be reasonably requested by the Purchaser in connection with the Debt Financing, including by (i) providing direct contact between prospective lenders and the officers and directors of the Company and its Subsidiaries, (ii) providing assistance in preparation of confidential information memoranda and other similar materials to be used in connection with obtaining the Financing, (iii) providing assistance in the preparation for, and participating in, meetings, due diligence sessions, road shows and similar presentations to and with, among others, prospective lenders, investors and rating agencies, (iv) entering into a loan agreement, note purchase agreement, registration rights agreement, indenture and related documents, so long as such documents provide that the Company shall not have any liability or obligation under such documents until the consummation of the transactions contemplated hereby, and (v) providing the financial information necessary for the satisfaction of the obligations and conditions set forth in the Commitment Letters within the time periods required thereby in order to permit a Closing Date on or prior to the End Date.

(b)                                 If, notwithstanding the use of commercially reasonable efforts by the Purchaser to satisfy its obligations under Section 6.6(a), any of the Financing Commitments or the Debt Financing Agreement expire or are terminated prior to the Closing, in whole or in part, for any reason, the Purchaser shall (i) promptly notify the Company of such expiration or termination and the reasons therefor and (ii) use its commercially reasonable efforts (subject to the limitations set forth in Section 6.6(a)) promptly to arrange for alternative financing to replace the financing contemplated by such expired or terminated commitments or agreements, in an amount sufficient to consummate the transactions contemplated by this Agreement on terms not materially less beneficial to Purchaser (as determined in the reasonable judgment of Purchaser).

Section 6.7                                      Public Announcements.  The parties shall issue a mutually acceptable joint press release promptly upon execution of this Agreement.  Subject to its legal obligations, each Party shall consult with the other Party with respect to the timing and content of all announcements regarding this Agreement or the transactions contemplated hereby to the financial community, Governmental Entities, employees, customers or the general public prior to its release.  Notwithstanding the foregoing, after the execution and delivery of this Agreement has been publicly announced by the Purchaser, the Company shall be permitted (without consulting with, or obtaining the consent of, the Purchaser) to make such statements and announcements to its stockholders, employees and customers as the Company shall deem to be reasonably necessary for the purpose of dealing with the relevant business issues related to those groups.

Section 6.8                                      Equity Stock Rollover.

(a)                                  The Purchaser agrees to negotiate in good faith with the holders of the Class A-9 5% Convertible Preferred Stock in order to reach agreement with such holders prior to the Closing regarding the roll over of such shares of Class A-9 5% Convertible Preferred Stock into stock of the Purchaser.  The Parties agree to negotiate in good faith to amend this Agreement in order to effectuate such roll over.

(b)                                 The Purchaser agrees to negotiate in good faith with certain members of the Company’s management in order to reach agreement with such members of management prior to the Closing regarding the roll over of shares of Equity Stock held by such members of management into stock of the Purchaser.  The Parties agree to negotiate in good faith to amend this Agreement in order to effectuate such roll over.

Section 6.9                                      Employee Matters.

(a)                                  Prior to the Closing Date, the Company and each of its Subsidiaries shall make all required contributions and pay all premiums required under each Company Benefit Plan, including any employer matching and profit sharing contributions, which are due on or before the Closing Date.

(b)                                 With respect to employees of the Company and its Subsidiaries (and their dependents and beneficiaries where appropriate), (i) the Purchaser shall for one year following the Closing Date, provide employee benefits (excluding equity incentive plans) that are no less favorable, in the aggregate, than the employee benefits provided immediately prior to the Closing Date to such employees, and (ii) the Purchaser shall as of the Closing (A) recognize such employees’ employment service with the Company and/or its Subsidiaries (including credit for service with predecessor employers as currently recognized under the applicable plans of the Company and its Subsidiaries) for participation, vesting and benefit eligibility purposes (but not for benefit accrual under any defined benefit pension plan)  under any Employee Benefit Plan that the Purchaser may provide to such employees (to the extent that such credit was recognized under the corresponding Company Benefit Plans immediately prior to the Closing), (B) not require such employees, in the plan year in which the Closing occurs, to satisfy any deductible, co-payment, out of pocket maximum or similar requirement under the Purchaser’s plans to the extent of amounts previously credited for such purposes under the applicable plans of the Company and its Subsidiaries in the same such plan year under the corresponding Company Benefit Plans, (C) apply to such employees any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in any of the Purchaser’s plans to the extent waiting periods, pre-existing conditions, exclusions and requirements were satisfied under the corresponding Company Benefit Plans and (D) honor in full all accrued vacation not taken for the calendar year in which the Closing occurs.

(c)                                  The Company and the Purchaser acknowledge and agree that all provisions contained herein with respect to employees are included for the sole benefit of the Company and the Purchaser and shall not create any right (i) in any other Person, including, without limitation, any employees, former employees, any participant in any Company Benefit Plans or any beneficiary thereof or (ii) to continued employment with the Purchaser, the Company or any of their respective Affiliates.

(d)                                 Neither the Company nor any of its Subsidiaries shall, at any time within the 90-day period prior to the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN or any state law, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries, without notifying Purchaser in advance, and complying with all provisions of WARN.

Section 6.10                                280G Consent.  The Company shall obtain approval by its stockholders of any payments of cash or stock that are described on Schedule 4.15(a) or Schedule 1.1(c) that may be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, such that all such payments will not be deemed to be “parachute payments” pursuant to Section 280G of the Code or shall be exempt from such treatment under Section 280G of the Code.

Section 6.11                                Directors’ and Officers’ Indemnification.

(a)                                  The Purchaser agrees that (i) the articles of incorporation and the bylaws of the Company and its Subsidiaries immediately after the Closing shall contain provisions with respect to indemnification and exculpation from liability that are at least as favorable to the beneficiaries of such provisions as those provisions that are set forth in the articles of incorporation and bylaws of the Company and its Subsidiaries, respectively, on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of 6 years following the Closing in any manner that would adversely affect the rights thereunder of Persons who at or prior to the Closing were directors, officers, employees or agents of the Company or any of its Subsidiaries, unless such modification is required by Law and (ii) all rights to indemnification as provided in any indemnification agreements with any current or former directors, officers and employees of the Company or any of its Subsidiaries as in effect as of the date hereof and disclosed to Purchaser prior to the date hereof with respect to matters occurring at or prior to the Closing shall survive the Closing.

(b)                                 The Parties agree that the Purchaser (or a third party at the direction of the Purchaser) will pay at the Closing an amount sufficient to enable the Company to purchase “tail” coverage for a period of 6 years following the Closing Date under the directors and officers liability insurance policy of the Company, as in effect on the Closing Date.  The aggregate amount necessary to purchase such “tail” coverage shall be referred to as the “D&O Tail Premium.”

(c)                                  In the event the Purchaser or the Company or any of their respective Subsidiaries, successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, the Purchaser shall use its commercially reasonable efforts to ensure that proper provisions shall be made so that the successors and assigns of the Purchaser, the Company or their respective subsidiaries (as applicable) assume the obligations set forth in this Section 6.11.

(d)                                 This Section 6.11, which shall survive the Closing and shall continue for the periods specified herein, is intended to benefit any Person or entity referenced in this Section 6.11 or indemnified hereunder, each of whom may enforce the provisions of this Section 6.11 (whether or not parties to this Agreement).  The obligations of the Purchaser and the Surviving Corporation under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.11 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnities to whom this Section 6.11 applies shall be third party beneficiaries of this Section 6.11).

Section 6.12                                Director Resignation.  On or prior to the Closing Date, the Company shall obtain the written resignation of the directors of the Company, effective as of the Effective Time.

Section 6.13                                Voting Agreement.  The Company acknowledges and agrees to be bound by and comply with the provisions of Section 4.1 of the Voting Agreement as if a party thereto with respect to transfers of record of ownership of shares of Shares, and agrees to provide such documentation and do such other things as may be necessary to effectuate the provisions of such Voting Agreement.

Section 6.14                                Termination of Phantom Stock Plans and Affiliate Arrangements.  All (i) Phantom Stock Plans and (ii) agreements between the Company and its Affiliates (other than its Subsidiaries), other than agreements listed on Schedule 6.14, shall be terminated as of the Closing, and all obligations and liabilities thereunder shall have been satisfied.

Section 6.15                                Undertakings of Purchaser.  Purchaser shall perform, or cause to be performed, when due, all obligations of Merger Sub under this Agreement.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1                                      Conditions to Each Party’s Obligations.  The respective obligations of each Party to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)                                  Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b)                                 Antitrust.  The expiration or termination of the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any other applicable competition, merger control, antitrust or similar Law.

(c)                                  No Injunction.  There shall be no effective injunction, decree, writ or temporary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the Merger may not be consummated as provided herein and no statute, Law, rule, legal restraint or prohibition shall be in effect preventing the consummation of the Merger; provided, however that prior to asserting this condition, each of the Parties shall have used commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

(d)                                 Governmental Consents.  All material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Entities required for the consummation of the transactions contemplated hereby (including any of the foregoing if and to the extent required under the New Jersey Industrial Site Recovery Act or the Connecticut Property Transfer Act) shall have been obtained or made without any material limitations, obligations, liabilities or restrictions being imposed on the conduct of the business of the Company from and after the Closing, unless such limitation, obligation, liability or restriction is approved by the Purchaser, which approval shall not be unreasonably withheld or conditioned.

Section 7.2                                      Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to effect the transactions contemplated hereby shall subject to the satisfaction or waiver on or prior to the Closing Date of the following additional conditions:

(a)                                  Representations and Warranties.  Each of the representations and warranties of the Company set forth in Article IV, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Company Material Adverse Effect, shall be true and accurate, in each case, as of the date hereof and as of the Closing Date as though made on and as of the Closing Date except (i) those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period, and (ii) where the failure of such representations and warranties to be true and accurate as so made, individually or in the aggregate, would not reasonably be expected to have or constitute a Company Material Adverse Effect; provided, that (a) the representations and warranties of the Company in the last sentence of Section 4.10 shall be true in all respects, without disregarding the reference to Company Material Adverse Effect and (b) the representations and warranties of the Company in Section 4.3(a) shall be true in all material respects.

(b)                                 Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations and agreements required to be performed by it hereunder at or prior to the Closing (except for Section 6.1(a)(ii) and 6.1(a)(iii) which must be performed by the Company in all respects).

(c)                                  Financing.  The Purchaser shall have received the proceeds from the Debt Financing contemplated in the Debt Financing Commitment.

(d)                                 Closing Date Indebtedness: Release of Liens.  Except with regard to the 10% Senior Subordinated Notes, the Company shall have delivered to the Purchaser payoff letters (“Payoff Letters”) from each lender of the Closing Date Indebtedness evidencing the aggregate amount of such indebtedness outstanding as of the Closing Date (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such indebtedness on the Closing Date) and an agreement that, if such aggregate amount so identified is paid to such lender on the Closing Date, such indebtedness shall be repaid in full and that all Liens affecting any real or personal property of the Company or any of its Subsidiaries will be released.

(e)                                  Closing Certificate and Closing Date Expense Statement.  The Company shall have delivered to the Purchaser the Closing Certificate and Closing Date Expense Statement at least 2 Business Days prior to the Closing Date.

(f)                                    Ancillary Documents.  The Company shall have delivered, or caused to be delivered, to the Purchaser the documents listed in Section 8.2.

Section 7.3                                      Conditions to Obligations of the Company.  The obligations of the Company to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following additional conditions:

(a)                                  Representations and Warranties.  Each of the representations and warranties of the Purchaser set forth in Article V, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Purchaser Material Adverse Effect, shall be true and accurate, in each case, as of the date hereof and as of the Closing Date as though made on and as of the Closing Date except (i) those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period, and (ii) where the failure of such representations and warranties to be true and accurate as so made, individually or in the aggregate, would not reasonably be expected to have or constitute a Purchaser Material Adverse Effect.

(b)                                 Performance of Obligations by the Purchaser.  The Purchaser shall have performed in all material respects all obligations and agreements required to be performed by it hereunder on or prior to the Closing Date.

(c)                                  Ancillary Documents.  The Purchaser shall have delivered, or caused to be delivered, to the Company the documents listed in Section 8.3.

Section 7.4                                      Frustration of Closing Conditions.  Neither the Company nor the Purchaser may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach of any provision of this Agreement or failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated hereby as required by and subject to Sections 6.5 and 6.6.

ARTICLE VIII
CLOSING

Section 8.1                                      Closing.  Subject to the satisfaction or waiver of the conditions set forth in Article VII that are contemplated to be satisfied prior to the Closing Date, the Closing shall occur on (a) the 3rd Business Day following the date of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms cannot be satisfied until the Closing) or (b) on such other date as the Parties may agree.  The Closing shall take place at the offices of Hogan & Hartson L.L.P. located at One Tabor Center, 1200 Seventeenth St., Suite 1500, Denver, CO 80202 or at such other place as the Parties may agree.

Section 8.2                                      Company Closing Deliveries.  At the Closing, the Company shall deliver, or cause to be delivered, to the Purchaser the following:

(a)                                  a certificate executed by the Company as to compliance with the conditions set forth in Sections 7.2(a) and (b);

(b)                                 a certificate by the Secretary or any Assistant Secretary of the Company, dated the Closing Date, in a form reasonably satisfactory to the parties;

(c)                                  the Payoff Letters;

(d)                                 the Articles of Merger; and

(e)                                  all other documents required to be entered into by the Company and its Subsidiaries pursuant to this Agreement.

Section 8.3                                      Purchaser Closing Deliveries.  At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Company or the Paying Agent, as applicable, the following:

(a)                                  the portion of the Merger Consideration to be paid at Closing pursuant to Sections 3.1 and 3.3 of this Agreement paid and delivered in accordance with such Sections;

(b)                                 the payments to be paid at Closing pursuant to Section 3.6 of this Agreement paid and delivered in accordance with such Section;

(c)                                  a certificate of an authorized officer of the Purchaser as to compliance with the conditions set forth in Sections 7.3(a) and (b) of this Agreement;

(d)                                 a certificate by the Secretary or any Assistant Secretary of the Purchaser, dated the Closing Date, in a form reasonably satisfactory to the parties;

(e)                                  the Articles of Merger; and

(f)                                    all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant hereto.

ARTICLE IX
TERMINATION

Section 9.1                                      Termination.  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by written notice, whether before or after the Company Stockholder Approval shall have been obtained:

(a)                                  by mutual written agreement of the Purchaser and the Company, in each case duly authorized by their respective Boards of Directors;

(b)                                 by either the Purchaser or the Company, if:

(i)                                     the Merger shall not have been consummated by (A) January 20, 2006 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party whose breach of, or misrepresentation in, any provision of this Agreement has caused or resulted in the failure of the Merger to occur on or before the End Date or (B) February 20, 2006;

(ii)                                  there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or any ruling, judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining the Company or Merger Sub from consummating the Merger is entered and the ruling, judgment, injunction, order or decree shall have become final and nonappealable and, prior to that termination, the Parties shall have used commercially reasonable efforts to resist, resolve or lift, as applicable, any Law, ruling, judgment, injunction, order or decree; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose breach of, or misrepresentation in, any provision of this Agreement causes or results in the imposition of such ruling, judgment, injunction, order or decree or the failure of such ruling, judgment, injunction, order or decree to be resisted, resolved or lifted, as applicable; or

(iii)                               at the Company Stockholder Meeting or any adjournment or postponement thereof at which the Merger in accordance with this Agreement has been voted upon, the Company Stockholder Approval shall not have been obtained; provided that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to the Company if the Company is in breach of its obligations under Section 6.2 or 6.4;

(c)                                  by the Company, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied, and such condition shall either be incapable of being satisfied by the End Date or is not cured within 30 Business Days after notice from the Company; provided, however, that the Company shall not also then be in material breach of this Agreement;

(d)                                 by the Purchaser, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied, and such condition is either incapable of being satisfied by the End Date or is not cured within 30 Business Days after notice from the party wishing to terminate; provided, however, that the Purchaser or Merger Sub shall not also then be in material breach of this Agreement;

(e)                                  by the Purchaser: (i) if the Company shall have breached any of its obligations under Section 6.2 or Section 6.4 of this Agreement; (ii) if the Board shall (A) amend, withdraw, modify, change, condition or qualify the Company

Recommendation in a manner adverse to the Purchaser or Merger Sub, (B) approve or recommend to the stockholders of the Company an Acquisition Proposal (other than by the Purchaser, Merger Sub or their Affiliates), or (C) fail to reaffirm the Company Recommendation or fail to reaffirm its determination that the Merger is in the best interests of the Company’s stockholders, within 5 Business Days after the Purchaser requests in writing that such recommendation or determination be reaffirmed; or (iii) if the Company has the right to terminate this Agreement pursuant to Section 9.1(f) and has not exercised such right.

(f)                                    by the Company, prior to the Company Stockholder Meeting and following receipt of a Superior Proposal, if (i) the Superior Proposal has been made, has not been withdrawn, continues to be a Superior Proposal and the Company has entered into a definitive agreement for such Superior Proposal, and (ii) the Company shall have fully complied with Section 6.4, and shall not have breached in any material respect any of the other provisions set forth in this Agreement.

The party desiring to terminate this Agreement pursuant to Sections 9.1(b) through 9.1(f) shall give written notice of such termination to the other party in accordance with Section 10.2, specifying the provision hereof pursuant to which such termination is effected.

Section 9.2                                      Effect of Termination.

(a)                                  In the event of termination of this Agreement by any of the Company, the Purchaser or Merger Sub as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company, the Purchaser or Merger Sub or their respective Subsidiaries, officers or directors except (i) with respect to Section 6.3, Section 6.7, this Section 9.2 and Article X and (ii) with respect to any liabilities for damages incurred or suffered by a Party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement or any Ancillary Document.

(b)                                 Notwithstanding any other provision of this Agreement, the Company and Purchaser agree that: (i) if this Agreement is terminated pursuant to Section 9.1(e) then the Company shall promptly (and in any event no later than the 2nd Business Day following such termination) pay to Purchaser the Termination Fee; (ii) if this Agreement is terminated pursuant to Section 9.1(f), then on the date of such termination and as a condition thereto, the Company shall pay to the Purchaser the Termination Fee; and (iii) if this Agreement is terminated pursuant to either Section 9.1(b)(iii) or Section 9.1(d), then, in the event that, prior to such termination, any Third Party shall have publicly made, proposed, communicated or disclosed an intention to make an Acquisition Proposal, or such Acquisition Proposal becomes publicly known, and within 12 months following such termination the Company or any of its Affiliates enters into a definitive agreement with respect to an Acquisition Proposal or a transaction constituting an Acquisition Proposal occurs (other than a confidentiality agreement), then the Company shall promptly (and in any event no later than the 2nd Business Day following such entry or occurrence) pay to Purchaser the Termination Fee. With respect to any termination of this Agreement, the term “Termination Fee” means a cash amount equal to $33,200,000.

ARTICLE X
MISCELLANEOUS PROVISIONS

Section 10.1                                Nonsurvival of Representations and Warranties; Exclusive Remedy.  The respective representations and warranties made by the Company and the Purchaser in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Closing, and no Person shall have any liability or obligation in connection with any such representation or warranty following the Closing.

Section 10.2                                Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, or if sent by United States certified mail, return receipt requested, postage prepaid, shall be deemed duly given on delivery by United States Postal Service, or if sent by facsimile or receipted overnight courier services shall be deemed duly given on the business day received if received prior to 5:00 p.m. local time or on the following business day if received after 5:00 p.m. local time or on a non-business day, addressed to the respective parties hereto as follows:

To the Purchaser, or	Accellent Acquisition Corp.
after Closing, to	c/o Kohlberg Kravis Roberts & Co. L.P.
the Company:	2800 Sand Hill Road, Suite 200
Menlo Park, California 94025
Attn: Michael W. Michelson
Fax: (650) 233-6554
Tel: (650) 233-6560

with a copy to:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Sean D. Rodgers, Esq.
Fax: (212) 455-2502
Tel: (212) 455-2772

Prior to the Closing, to the	Accellent Inc.
Company:	200 West 7th Avenue
Collegeville, PA 19426-0992
Attn: Ron Sparks
Fax: (610) 489-1150
Tel: (610) 489-0300

with a copy to:	Hogan & Hartson L.L.P.
One Tabor Center
1200 Seventeenth St., Suite 1500
Denver, CO 80202
Attn: Christopher J. Walsh, Esq.
Fax: (303) 899-7333
Tel: (303) 454-2480

or to such other representative or at such other address as such Person may furnish to the other parties in writing.

Section 10.3                                Schedules and Exhibits.  The Schedules and Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

Section 10.4                                Assignment; Successors in Interest.  No assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Party; provided, however that Purchaser may assign its rights or obligations hereunder to any Affiliate without the prior written consent of the other parties hereto, provided that no such assignment shall relieve Purchaser of its obligations hereunder.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

Section 10.5                                Captions.  The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 10.6                                Controlling Law; Amendment.  This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of New York without reference to its choice of law rules.  This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.  Prior to the Effective Time, Purchaser agrees to enter into an amendment of this Agreement proposed by the Company to reflect arrangements relating to the bonus amounts described in paragraph 4 of Schedule 1.1(c), such amendment to provide that part of all of the amounts otherwise payable as bonuses under that paragraph 4 will be paid as additional Merger Consideration to the recipients thereof under Section 3.3 (subject to the provisions of Section 3.5(f) of this Agreement) and the amount of Transaction Expenses will be proportionately reduced.

Section 10.7                                Submission to Jurisdiction.

(a)                                  Each party agrees that any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in New York, New York.  Each party thereto:

(i)                                     expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in New York, New York (and each appellate court located in the State of New York) in connection with any such legal proceeding, including to enforce any settlement, order or award;

(ii)                                  consents to service of process in any such proceeding in any manner permitted by the laws of the State of New York, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.2 is reasonably calculated to give actual notice;

(iii)                               agrees that each state and federal court located in New York, New York shall be deemed to be a convenient forum;

(iv)                              waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in New York, New York, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court; and

(v)                                 agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section by the state and federal courts located in New York, New York and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of New York or any other jurisdiction.

(b)                                 In the event of any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement, the prevailing party shall be entitled to payment by the non-prevailing party of all costs and expenses (including reasonable attorneys’ fees) incurred by the prevailing party, including any costs and expenses incurred in connection with any challenge to the jurisdiction or the convenience or propriety of venue of proceedings before any state or federal court located in New York, New York.

Section 10.8                                Severability.  Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

Section 10.9                                Counterparts.  This Agreement may be executed in 2 or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

Section 10.10                          Enforcement of Certain Rights.  Except as set forth in Section 6.10, nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

Section 10.11                          Waiver.  Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.  A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 10.12                          Integration.  This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof (except for the Confidentiality Agreement) and constitute the entire agreement among the Parties with respect thereto.

Section 10.13                          Cooperation Following the Closing  .Following the Closing, each Party shall deliver to the other Party such further information and documents and shall execute and deliver to the other Party such further instruments and agreements as the other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to the other Party the benefits hereof.

Section 10.14                          Transaction Costs.  Except as provided above or as otherwise expressly provided herein, (a) the Purchaser shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the fees, costs and expenses of the Company incurred in connection herewith and the transactions contemplated hereby shall be paid for pursuant to Section 3.6(c) of this Agreement if the Closing occurs and by the Company if the Closing does not occur.  The filing fees related to any filing made pursuant to the HSR Act or any competition, merger control, antitrust or similar Law shall be paid by the Purchaser.

*  *  *  *  *  *

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

ACCELLENT INC.

By:	/s/ Ron Sparks
Name:	Ron Sparks
Title:	President & CEO

ACCELLENT ACQUISITION CORP.

By:	/s/ Jim Momtazee
Name:	Jim Momtazee
Title:	Vice President